                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration Nos. 333-102035;
                                                               333-102035-01


PROSPECTUS

                                 $1,000,000,000

                              BOTTLING GROUP, LLC
                               OFFER TO EXCHANGE
               4 5/8% SERIES B SENIOR NOTES DUE NOVEMBER 15, 2012
                                      FOR
                            ANY AND ALL OUTSTANDING
                   4 5/8% SENIOR NOTES DUE NOVEMBER 15, 2012

                               ------------------

     This is an offer to exchange any and all outstanding, unregistered 4 5/8% Senior Notes you now hold for new, substantially identical 4 5/8% Series B Senior Notes that have been registered under the Securities Act of 1933, as amended. The transfer restrictions and registration rights relating to the old notes do not apply to the new notes. Like the old notes, payment of principal and interest on the new notes will be unconditionally and irrevocably guaranteed on a senior unsecured basis by PepsiCo, Inc. subject to the limitations described herein. We have applied to list the new notes on the Luxembourg Stock Exchange. We refer you to "Summary."

     This offer will expire at 5:00 p.m., New York City time, on July 2, 2003, unless we extend it. You must tender your old, unregistered notes by the deadline to obtain new, registered notes. Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer. The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes. Neither we nor PepsiCo will receive any proceeds from the exchange offer.

     We and PepsiCo agreed with the initial purchasers of the old notes to make this offer and to register the new notes. This offer applies to any and all old notes tendered by the deadline.

     The new notes have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

     WE REFER YOU TO "RISK FACTORS" ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS TO BE CONSIDERED IN CONNECTION WITH YOUR INVESTMENT DECISION.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 June 2, 2003.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities. We and PepsiCo have agreed that, for a period of 180 days after the expiration date (as defined herein) of this exchange offer, Bottling LLC will make this prospectus available to any broker-dealer for use in connection with any such resale. We refer you to "Plan of Distribution."

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE OR PEPSICO, AS THE CASE MAY BE, HAVE REFERRED YOU. NEITHER WE NOR PEPSICO HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ONLY ACCURATE ON THE DATE OF THIS DOCUMENT OR ON SUCH OTHER DATE STATED HEREIN.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION....     i
PRINCIPAL EXECUTIVE OFFICES............   iii
MARKET AND INDUSTRY DATA...............   iii
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS...........................   iii
SUMMARY................................     1
RISK FACTORS...........................    15
USE OF PROCEEDS........................    21
CAPITALIZATION.........................    22
THE EXCHANGE OFFER.....................    24
SELECTED HISTORICAL FINANCIAL DATA.....    33
BUSINESS...............................    39
MANAGEMENT.............................    47
DESCRIPTION OF THE NOTES AND THE
  GUARANTEE............................    52
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSEQUENCES.....................    73
PLAN OF DISTRIBUTION...................    75
LEGAL MATTERS..........................    76
INDEPENDENT ACCOUNTANTS................    76
INCORPORATION OF CERTAIN INFORMATION BY
  REFERENCE............................    76
GENERAL INFORMATION....................    77

                      WHERE YOU CAN FIND MORE INFORMATION

     We and PepsiCo each file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:

                             Public Reference Room
                        450 Fifth Street, N.W., Rm. 1024
                             Washington, D.C. 20549

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, and other information about issuers, like us and PepsiCo, which file information electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about PepsiCo at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For as long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so requires, copies of these documents will also be made available, free of charge, at the office of our and PepsiCo's Luxembourg listing agent, The Bank of New York (Luxembourg) S.A., currently located at Aerogolf Centre, 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg.

     TO OBTAIN TIMELY DELIVERY IN CONNECTION WITH THE EXCHANGE OFFER, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE 25, 2003, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER IF THE EXCHANGE OFFER IS EXTENDED.

     In this prospectus, unless indicated otherwise, "Bottling LLC," "we," "us" and "our" refer to Bottling Group, LLC, the issuer of the notes, and its subsidiaries and "PepsiCo" refers to PepsiCo, Inc., which will guarantee the notes on and after the guarantee commencement date (subject to the limitations described herein), and its divisions and subsidiaries.

     This prospectus includes information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We believe that this prospectus contains or incorporates by reference all information with respect to us that is material in the context of the offer and issuance of the new notes together with PepsiCo's guarantee and that this information is true and accurate and is not misleading in any material respect. We represent that our opinions and intentions expressed in this prospectus are honestly held, are based on reasonable assumptions and have been reached after considering all relevant circumstances. We represent that there are no other facts, the omission of which would make any part of this prospectus misleading in any material respect, and all reasonable inquiries have been made to verify the accuracy of the information contained herein. PepsiCo believes that this prospectus contains or incorporates by reference all information with respect to PepsiCo that is material in the context of the issuance by PepsiCo of its guarantee and that this information is true and accurate and is not misleading in any material respect. PepsiCo represents that its opinions and intentions expressed in this prospectus are honestly held, are based on reasonable assumptions and have been reached after considering all relevant circumstances. PepsiCo represents that there are no other facts with respect to PepsiCo, the omission of which would make any part of this prospectus misleading in any material respect, and all reasonable inquiries have been made to verify the accuracy of such information contained herein. We accept responsibility for the information contained in this prospectus other than information about PepsiCo. PepsiCo accepts responsibility for the information about PepsiCo contained in this prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus.

     Inquiries regarding our and PepsiCo's listing status on the Luxembourg Stock Exchange should be directed to our and PepsiCo's Luxembourg listing agent, The Bank of New York (Luxembourg) S.A., currently located at Aerogolf Centre, 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg.

                          PRINCIPAL EXECUTIVE OFFICES

     Bottling LLC's principal executives offices are located at One Pepsi Way, Somers, New York 10589 and its telephone number is (914) 767-6000. PepsiCo's principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577 and its telephone number is (914) 253-2000.

                            MARKET AND INDUSTRY DATA

     Some of the market and industry data contained or incorporated by reference in this prospectus are based on internal surveys, market research, independent industry publications or other publicly available information. Although we and PepsiCo believe that the independent sources used by us and PepsiCo, respectively, are reliable, neither we nor PepsiCo has independently verified and cannot assure you as to the accuracy or completeness of this information. Similarly, we believe our internal research is reliable, and PepsiCo believes its internal research is reliable, but such research has not been verified by any independent sources.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our or PepsiCo's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable and PepsiCo believes that the expectations reflected in its forward-looking statements are reasonable, neither we nor PepsiCo can give any assurance that our or PepsiCo's expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our or PepsiCo's expectations are disclosed under "Risk Factors" and elsewhere in, or are incorporated by reference in, this prospectus. All subsequent written and oral forward-looking statements attributable to us or PepsiCo, or persons acting on our or PepsiCo's behalf, are expressly qualified in their entirety by these cautionary statements. We and PepsiCo do not undertake to update our or PepsiCo's respective forward-looking statements or risk factors to reflect future events or circumstances, except as may be required by applicable law.

                                    SUMMARY

     This summary highlights information that we believe is especially important concerning our business and this exchange offer and information that PepsiCo believes is especially important concerning its business and its guarantee. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus and our and PepsiCo's respective financial statements and notes thereto incorporated by reference in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors" before deciding to exchange your old notes. In this prospectus, where the context requires, we and PepsiCo sometimes refer to the notes and the guarantee, subject to the limitations described herein, that were issued in a private placement on November 15, 2002 as the "old notes," the notes and the guarantee, subject to the limitations described herein, that we and PepsiCo are offering to exchange for the old notes as the "new notes" and the old notes and the new notes collectively as the "notes."

                              BOTTLING GROUP, LLC

OVERVIEW

     We are the principal operating subsidiary of The Pepsi Bottling Group, Inc., or PBG, and conduct substantially all of the operations, and own or lease, directly or indirectly, substantially all of the assets of PBG. We are the world's largest manufacturer, seller and distributor of carbonated and non-carbonated Pepsi-Cola beverages. We have the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 41 states and the District of Columbia in the United States, nine Canadian provinces, Spain, Greece, Russia, Turkey and since our acquisition of Pepsi-Gemex, S.A. de C.V., or Gemex, all or a portion of 21 states in Mexico. In the fiscal year ended December 28, 2002 and the 12-week period ended March 22, 2003, approximately 82% and 80%, respectively, of our net revenues were generated in the United States with the remaining 18% and 20%, respectively, generated outside of the United States.

     The brands we sell are some of the best recognized trademarks in the world and include Pepsi-Cola, Mountain Dew, Diet Pepsi, Aquafina, Lipton Brisk, Mountain Dew Code Red, Sierra Mist, SoBe, Dole, Mug, Diet Mountain Dew, Pepsi Twist, Starbucks Frappuccino and, outside the United States, Pepsi-Cola, Mirinda, 7 UP, KAS, Electropura, Aqua Minerale, Manzanita Sol, Squirt, Garci Crespo, Fiesta, Pepsi Light, IVI, Yedigun, and Fruko. In some of our U.S. territories, we also have the right to manufacture, sell and distribute soft drink products of other companies, including Dr Pepper and All Sport.

     We and PBG were formed by PepsiCo to effect the separation in 1999 of most of PepsiCo's company-owned bottling business from its brand ownership. PBG became a publicly traded company on March 31, 1999. As of April 19, 2003, PepsiCo owned approximately 38.6% of PBG's outstanding common stock and 100% of PBG's outstanding class B common stock, together representing approximately 43.8% of the voting power of all classes of PBG's voting stock (with the balance owned by the public). In conjunction with PBG's initial public offering and other subsequent transactions, PBG and PepsiCo contributed bottling businesses and assets used in the bottling business to us. As of April 19, 2003, PBG owned approximately 93.2% of our membership interests and PepsiCo indirectly owned the remainder of our membership interests. Set forth below is a diagram showing this relationship.

                                    [GRAPH]

RECENT DEVELOPMENTS

     On February 1, 2003, we completed an acquisition of a Pepsi-Cola bottler based in Buffalo, New York for a purchase price of approximately $75 million.

     On November 5, 2002, we acquired approximately 99.8% of all of the outstanding capital stock of Gemex, which was the largest bottler in Mexico and the largest bottler outside the United States of Pepsi-Cola soft drink products based on sales volume, through simultaneous tender offers in Mexico and the United States. Following the offers, we funded a trust for the acquisition of the balance of the outstanding capital stock and caused Gemex to carry out a reverse stock split that eliminated for cash the outstanding capital stock held by any remaining security holders other than us. Our total cost for the purchase of Gemex was a net cash payment of $871 million and assumed debt of approximately $305 million.

     Gemex was a Mexican holding company that, through its bottling and distribution subsidiaries, produced, sold and distributed a variety of soft drink products under the Pepsi-Cola, Pepsi Light, Pepsi Max, Pepsi Limon, Mirinda, 7UP, Diet 7UP, KAS, Mountain Dew, Power Punch and Manzanita Sol trademarks under exclusive franchise and bottling arrangements with PepsiCo and certain affiliates of PepsiCo. Gemex also had rights to produce, sell and distribute in Mexico soft drink products of other companies and it produced, sold and distributed purified and mineral water in Mexico under the trademarks Electropura and Garci Crespo.

                                 PEPSICO, INC.

     PepsiCo is a leading, global snack and beverage company. PepsiCo manufactures, markets and sells a variety of salty, convenient, sweet and grain-based snacks, carbonated and noncarbonated beverages and foods throughout the world.

     Frito-Lay North America, or FLNA, PepsiCo's snack division, manufactures, markets, sells and distributes branded snacks including Lay's potato chips, Doritos flavored tortilla chips, Cheetos cheese flavored snacks, Fritos corn chips, Tostitos tortilla chips, Ruffles potato chips, Rold Gold pretzels, branded dips, Quaker Chewy granola bars, Sunchips multigrain snacks, Grandma's cookies, Quaker Fruit & Oatmeal bars, Quaker Quakes corn and rice snacks, Quaker rice cakes, Cracker Jack treats and Go Snacks.

     PepsiCo Beverages North America, or PBNA, PepsiCo's beverage division, manufactures, markets and sells beverage concentrates, and sells fountain syrups and finished goods, under the brands Pepsi, Mountain Dew, Sierra Mist, Mug, Slice, FruitWorks, SoBe and Dole. PBNA manufactures, markets and sells ready-to-drink tea and coffee products through joint ventures with Lipton and Starbucks. PBNA sells concentrate and finished goods for these brands and licenses the Aquafina water brand to its bottlers. PBNA also manufactures, markets and sells Gatorade sports drinks, Tropicana Pure Premium, Dole, Tropicana Season's Best and Tropicana Twister juices and juice drinks and Propel fitness water.

     Quaker Foods North America, or QFNA, PepsiCo's food division, manufactures, markets and sells cereals, rice, pasta and other branded products, including Quaker oatmeal, Cap'n Crunch and Life ready-to-eat cereals, Rice-A-Roni, Pasta Roni and Near East side dishes, Aunt Jemima mixes and syrups and Quaker grits.

     PepsiCo International, or PI, PepsiCo's international division, manufactures, markets and sells beverage concentrates, fountain syrups and finished goods under the brands Pepsi, 7UP, Mirinda, Mountain Dew, Gatorade and Tropicana. PI also manufactures and sells many of the Frito-Lay and Quaker branded snacks sold in North America as well as a number of leading snack brands including Sabritas, Gamesa and Alegro brands in Mexico, Walkers and Wotsits brands in the United Kingdom and Smith's brands in Australia.

                               THE EXCHANGE OFFER

General.......................   We are offering to exchange up to
                                 $1,000,000,000 aggregate principal amount of our 4 5/8% series B senior notes due November
                                 15, 2012 that have been registered under the Securities Act for up to $1,000,000,000 aggregate principal amount of 4 5/8% senior notes due November 15, 2012 that were issued on November 15, 2002 in a private offering. Old notes may be exchanged in denominations of $1,000 and multiples thereof. We will issue the new notes promptly after the expiration of the exchange offer. The new notes are substantially identical to the old notes but will be free of the transfer restrictions that apply to the old notes and will not contain terms with respect to a potential increase in the interest rate.
                                 We refer you to "The Exchange Offer."

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on July 2, 2003, unless we extend it. We do not currently intend to extend the exchange offer, although we reserve the right to do so, at our discretion after consulting with PepsiCo. We and PepsiCo have each agreed to use our best efforts to commence and complete the exchange offer promptly but no later than July 8, 2003. If the exchange offer is extended, the term expiration date will mean the latest date and time to which the exchange offer is extended.

Registration Rights
Agreement.....................   We sold the old notes on November 15, 2002 to
                                 Credit Suisse First Boston Corporation,
                                 Deutsche Bank Securities Inc., Salomon Smith
                                 Barney Inc., Banc of America Securities LLC,
                                 J.P. Morgan Securities Inc. and Lehman Brothers
                                 Inc., collectively, the initial purchasers. The initial purchasers then sold the old notes within the United States to qualified institutional buyers and outside the United
                                 States to buyers who were not U.S. persons.
                                 Prior to the initial sale of the old notes, we and PepsiCo entered into a registration rights agreement with the initial purchasers, in which we and PepsiCo agreed to file with the Securities and Exchange Commission, or SEC, a registration statement within 135 days after the date of original issuance of the old notes, with respect to a registered exchange offer to exchange new notes for your old notes.

                                 The exchange offer satisfies your rights under the registration rights agreement. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes. Therefore, if you do not exchange your old notes, you will not be able to reoffer, resell or otherwise dispose of your old notes unless (1) you comply with the registration and prospectus delivery requirements of the Securities Act or (2) you qualify for an exemption from such Securities Act requirements.

Resale of New Notes...........   Based on interpretive letters written by the
                                 staff of the SEC to companies other than us, we believe that you, subject to certain exceptions, can offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act if:

                                      - you are not our or PepsiCo's affiliate
                                        (as that term is defined under rule 405
                                        of the Securities Act);

                                      - you acquire the new notes in the
                                        ordinary course of your business; and

                                      - you are not engaged in, do not intend to
                                        engage in, and have no arrangement or
                                        understanding with any person to
                                        participate in, a distribution of the
                                        new notes.

                                 If any of these conditions is not satisfied and you offer, resell or otherwise transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption you may incur liability under the Securities Act. Neither we nor PepsiCo will assume or indemnify you against such liability.

                                 Each participating broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. We refer you to "Plan of Distribution."

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions and to the terms of the registration rights agreement. We may terminate the exchange offer before the expiration date if we, after consulting with PepsiCo, determine that our ability to proceed with the exchange offer could be materially impaired due to:

                                      - any legal or governmental action;

                                      - any new law, statute, rule or
                                        regulation; or

                                      - any interpretation by the staff of the
                                        SEC of any existing law, statute, rule
                                        or regulation.

                                 We refer you to "The Exchange
                                 Offer -- Conditions to the Exchange Offer."

Tender
Procedures -- Beneficial
Owners........................   If you wish to tender old notes that are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                                 IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD
                                 FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR
                                 BROKER OR NOMINEE WITH RESPECT TO TENDERING
                                 PROCEDURES AND CONTACT YOUR BROKER OR NOMINEE DIRECTLY.

Tender
Procedures -- Registered
Holders and DTC
Participants..................   If you are a registered holder of old notes and
                                 you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal delivered with this prospectus, or a facsimile thereof. If you are a participant in The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you must instruct DTC to transmit to the exchange agent a message (an agent's message) indicating that you agree to be bound by the terms of the letter of transmittal.

                                 You should mail or otherwise transmit the letter of transmittal or facsimile (or agent's message in lieu thereof), together with your old notes (in book-entry form if you are a participant in DTC) and any other required documentation to JPMorgan Chase Bank, as exchange agent.

Guaranteed Delivery
Procedures....................   If you are a registered holder of old notes and
                                 you wish to tender them, but they are not immediately available or you cannot deliver them or the letter of transmittal or the agent's message in lieu thereof to the exchange agent prior to the expiration date, you must tender your old notes according to special guaranteed delivery procedures. We refer you to "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Withdrawal Rights.............   You may withdraw tenders of old notes at any
                                 time before 5:00 p.m., New York City time, on the expiration date as provided in "The
                                 Exchange Offer -- Withdrawal of Tenders." Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Effect on Holders of Old
Notes.........................   If you are a holder of old notes and do not
                                 tender your old notes in the exchange offer, you will continue to hold the old notes and you will be entitled to all the rights and subject to the provisions applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                                 PepsiCo will continue to be obligated to unconditionally and irrevocably guarantee the payment of principal of and interest and premium, if any, on the old notes on and after the guarantee commencement date, except that, under the circumstances described in "Description of the Notes and the Guarantee -- Guarantee," PepsiCo's guarantee may not become effective or may become effective as to less than all of the principal of and interest and premium, if any, on the outstanding old notes. We refer you to "Description of the Notes and the Guarantee -- Guarantee."

Consequences of Failure to
Exchange......................   All unexchanged old notes will continue to be
                                 subject to the restrictions on transfer
                                 provided for in the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than the new notes being registered in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act. We refer you to "Risk Factors -- Risks Relating to Our
                                 Indebtedness and This Exchange Offer -- If you do not tender your old notes, or do so improperly, you will continue to hold unregistered old notes and your ability to transfer such notes will be adversely affected."

Certain U.S. Federal Income
Tax Consequences..............   An exchange of old notes for new notes pursuant
                                 to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. We refer you to "Certain
                                 United States Federal Income Tax Consequences."

Use of Proceeds...............   Neither we nor PepsiCo will receive any
                                 proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent................   JPMorgan Chase Bank is the exchange agent for
                                 the exchange offer. The address and telephone number of the exchange agent are set forth in this prospectus under "The Exchange
                                 Offer -- Exchange Agent."

                       SUMMARY OF TERMS OF THE NEW NOTES

     The summary below describes the principal terms of the new notes and the guarantee. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes and the Guarantee" section of this prospectus contains a more detailed description of the terms and conditions of the new notes and the guarantee, including the circumstances in which the guarantee may not become effective or may become effective as to less than all of the principal of and interest and premium, if any, on the new notes.

Issuer........................   Bottling Group, LLC.

Securities Offered............   $1,000,000,000 principal amount of 4 5/8%
                                 series B senior notes due November 15, 2012.

Maturity Date.................   November 15, 2012.

Interest Payment Dates........   Interest will accrue on the new notes from the
                                 date of original issuance of the new notes and will be payable on May 15 and November 15 of each year, beginning on November 15, 2003.
                                 Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.
                                 Holders of new notes will receive interest on November 15, 2003 from the date of original issuance of the new notes, plus an amount equal to the accrued, but unpaid, interest on the old notes through the date of exchange.

Optional Redemption...........   We may redeem the new notes at our option at
                                 any time prior to maturity, in whole but not in part, at a redemption price equal to the greater of:

                                   - 100% of the principal amount of the new
                                     notes; or

                                   - the sum of the present values of the
                                     remaining scheduled payments of principal and interest on the new notes from the redemption date to the maturity date at a discount rate equal to the Treasury rate (as defined under "Description of the Notes and the Guarantee -- Optional Redemption"), plus 15 basis points plus, in either of the above cases, accrued and unpaid interest on the new notes to the redemption date.

Ranking of the New Notes......   The new notes will be our general unsecured
                                 obligations and will rank on an equal basis with all of our other existing and future senior unsecured indebtedness, including the old notes, and senior to all of our existing and future subordinated indebtedness.

Certain Covenants.............   Both the new notes and the old notes are
                                 governed by the same indenture. The indenture limits, among other things, our ability and the ability of our restricted subsidiaries to:

                                   - create or assume liens;

                                   - enter into sale and lease-back
                                     transactions; and

                                   - engage in mergers or consolidations and
                                     transfer or lease all or substantially all of our assets.

                                 The Indenture also limits PepsiCo's ability to engage in mergers or consolidations and transfer or lease all or substantially all of PepsiCo's assets. In addition, on and after the guarantee commencement date (in the event such date occurs), the indenture will limit PepsiCo's and its restricted subsidiaries' ability to create or assume liens. We refer you to "Description of the Notes and the Guarantee -- Certain Covenants" for additional information, including information as to various exceptions to these covenants.

Guarantor.....................   PepsiCo, Inc.

Guarantee of the New Notes....   PepsiCo will continue to be obligated to
                                 unconditionally and irrevocably guarantee the payment of principal of and interest and premium, if any, on the new notes on and after the guarantee commencement date, except that, under the circumstances described in
                                 "Description of the Notes and the
                                 Guarantee -- Guarantee," PepsiCo's guarantee may not become effective or may become effective as to less than all of the principal of and interest and premium, if any, on the outstanding new notes. We refer you to "Description of the Notes and the Guarantee -- Guarantee."

                                 The terms of PepsiCo's guarantee of the new notes, including the scheduled guarantee commencement date, are intended to preserve the structure of our and PBG's separation from PepsiCo in March 1999. In connection with the separation, PepsiCo guaranteed some of our indebtedness, including $1.0 billion of our 5 3/8% senior notes due 2004, which will mature on February 17, 2004.

Ranking of the Guarantee......   The guarantee, if and when it becomes
                                 effective, will be PepsiCo's general unsecured obligation and will rank on an equal basis with all of PepsiCo's other existing and future senior unsecured obligations and senior to all of PepsiCo's existing and future subordinated obligations.

Listing.......................   We and PepsiCo have applied to list the new
                                 notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg
                                 Stock Exchange.

Governing Law.................   State of New York.

Trustee.......................   JPMorgan Chase Bank.

                                  RISK FACTORS

     Before exchanging your old notes for new notes, you should consider carefully the information included in the "Risk Factors" section, as well as all other information included or incorporated by reference in this prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA

BOTTLING LLC

     The following table sets forth our summary historical financial data: (a) as of and for each of the five fiscal years ended December 28, 2002 and (b) as of March 23, 2002 and March 22, 2003 and for each of the 12-week periods then ended. The summary historical financial data as of and for each of the five fiscal years ended December 28, 2002 have been derived from our audited consolidated financial statements. The summary historical financial data as of and for the 12-week periods ended March 23, 2002 and March 22, 2003 have been derived from our unaudited condensed consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position at such dates and the results of operations for such periods. The results of operations for the 12-week period ended March 22, 2003 are not necessarily indicative of the results for the full year, especially in view of the seasonality of our business. You should read the following financial information with our historical consolidated financial statements and notes thereto incorporated by reference in this prospectus.

                                                     FISCAL YEAR ENDED                        12-WEEKS ENDED
                                    ----------------------------------------------------   ---------------------
                                    DEC. 26,   DEC. 25,   DEC. 30,   DEC. 29,   DEC. 28,   MARCH 23,   MARCH 22,
                                    1998(1)    1999(1)    2000(2)      2001       2002       2002        2003
                                    --------   --------   --------   --------   --------   ---------   ---------
                                            (IN MILLIONS, EXCEPT FOR RATIO OF EARNINGS TO FIXED CHARGES)
STATEMENT OF OPERATIONS DATA:
Net revenues(3)...................  $ 7,041     $7,505     $7,982     $8,443    $ 9,216     $1,772      $ 1,874
Cost of sales(3)..................    4,181      4,296      4,405      4,580      5,001        942          927
                                    -------     ------     ------     ------    -------     ------      -------
Gross profit(3)...................    2,860      3,209      3,577      3,863      4,215        830          947
Selling, delivery and
  administrative expenses(3)......    2,583      2,813      2,986      3,185      3,318        695          828
Unusual impairment and other
  charges and credits(4)..........      222        (16)        --         --         --         --           --
                                    -------     ------     ------     ------    -------     ------      -------
Operating income(3)...............       55        412        591        678        897        135          119
Interest expense..................      166        140        136        132        131         30           38
Interest income...................        9         11         47         54         33          7            6
Other non-operating expenses,
  net.............................       26          1          1         --          7         --            3
Minority interest.................        4          5          8         14          9          1           --
                                    -------     ------     ------     ------    -------     ------      -------
Income (loss) before income
  taxes...........................     (132)       277        493        586        783        111           84
Income tax expense (benefit)(5)...       (1)         4         22         (1)        49          4            8
                                    -------     ------     ------     ------    -------     ------      -------
Income (loss) before cumulative
  effect of change in accounting
  principle.......................     (131)       273        471        587        734        107           76
Cumulative effect of change in
  accounting principle, net of
  tax(3)..........................       --         --         --         --         --         --            6
                                    -------     ------     ------     ------    -------     ------      -------
Net income (loss)(3)..............  $  (131)    $  273     $  471     $  587    $   734     $  107      $    70
                                    =======     ======     ======     ======    =======     ======      =======
OTHER FINANCIAL DATA:
Net cash provided by operations...  $   727     $  888     $  974     $1,073    $ 1,107     $  176      $   104
Net cash used for investments.....   (1,022)      (973)      (800)      (949)    (1,836)      (219)        (245)
Net cash provided by (used for)
  financing.......................      244        244        (42)      (173)       677        (20)          33
Capital expenditures..............     (507)      (560)      (515)      (593)      (623)      (110)        (112)
Ratio of earnings to fixed
  charges(6)......................       --(7)    2.76       4.31       5.09       6.21       4.30         2.95
BALANCE SHEET DATA (AT PERIOD
  END):
Total assets......................  $ 7,227     $7,799     $8,228     $8,677    $10,907     $8,845      $10,860
Total long-term debt..............    2,361      2,284      2,286      2,299      3,535      2,342        2,532
Owners' equity....................    3,283      3,928      4,321      4,596      5,186      4,738        5,245

---------------

(1) Financial information for the periods prior to PBG's initial public offering in March 1999 has been carved out from PepsiCo's financial statements for the same periods based on the historical results of operations and the assets and liabilities of our business. Our financial information for these periods reflects some costs that may not necessarily be indicative of the costs that we would have incurred if we had operated as an independent, stand-alone entity during such periods.

(2) The 2000 fiscal year consisted of 53 weeks compared to 52 weeks in our normal fiscal year. The fifty-third week increased fiscal 2000 net revenues by an estimated $113 million and net income by an estimated $12 million.

(3) We adopted the Emerging Issues Task Force Issue No. (EITF) 02-16, or EITF Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" beginning in our fiscal year 2003. In prior periods, we classified worldwide bottler incentives received from PepsiCo and other brand owners as adjustments to net revenues and selling, delivery and administrative expenses depending on the objective of the program. In accordance with EITF Issue No. 02-16, we have classified certain bottler incentives as a reduction of cost of sales beginning in 2003 and we also recorded a transition adjustment of $6 million, net of taxes, for the cumulative effect on prior years. This adjustment reflects the amount of bottler incentives that can be attributed to our 2003 beginning inventory balances. In accordance with EITF Issue No. 02-16, each of the five fiscal years ended December 28, 2002 and the 12-week period ended March 23, 2002 have not been restated to reflect the adoption of EITF Issue No. 02-16. However, the pro-forma disclosures of the effects on prior periods are presented in the Supplemental Pro Forma Information section.

(4) Unusual impairment and other charges and credits were comprised of the following:

     - a $45 million non-cash compensation charge in the second quarter of 1999,

     - a $53 million vacation accrual reversal in the fourth quarter of 1999,

     - an $8 million restructuring reserve reversal in the fourth quarter of 1999, and

     - a $222 million charge related to the restructuring of our Russian bottling operations and the separation of Pepsi-Cola North America's concentrate and bottling organizations in the fourth quarter of 1998.

(5) Results for the fiscal year ended December 29, 2001 included Canadian tax law change benefits of $25 million.

(6) We have calculated our ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings are before taxes and minority interest, plus fixed charges (excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net rent expense, which is the portion of rent deemed representative of the interest factor. Since our formation in 1999, we have distributed, and in the future we intend to distribute, pro rata to our members sufficient cash so that the aggregate amount of cash distributed to PBG will enable it to pay its taxes and make interest payments on its $1 billion principal amount of 7% senior notes due 2029. Such distributions are not included in the calculation of fixed charges. Total distributions to our members in 2000, 2001 and 2002 were $45 million, $223 million and $156 million, respectively.

(7) As a result of the losses incurred in the fiscal year ended December 26, 1998, we were unable to fully cover fixed charges. Earnings did not cover fixed charges by $124 million in fiscal 1998.

SUPPLEMENTAL PRO FORMA INFORMATION

SFAS 142

     During 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 142, or SFAS 142, "Goodwill and Other Intangible Assets," which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment. Effective the first day of fiscal year 2002, we no longer amortize goodwill and certain franchise rights, but evaluate them for impairment annually. We have completed our annual impairment review and have determined that our intangible assets were not impaired.

     The following table provides pro forma disclosure of the elimination of goodwill and certain franchise rights amortization in 2000 and 2001, as if SFAS 142 had been adopted in 2000:

                                                               FISCAL YEAR ENDED
                                                              -------------------
                                                              DEC. 30,   DEC. 29,
                                                                2000       2001
                                                              --------   --------
                                                                 (IN MILLIONS)
Reported net income.........................................    $471       $587
  Add back: Goodwill amortization, net of tax...............      37         35
  Add back: Franchise rights amortization, net of tax.......      86         88
                                                                ----       ----
Adjusted net income.........................................    $594       $710
                                                                ====       ====

EITF Issue No. 02-16

     In January 2003, the EITF reached a consensus on Issue No. 02-16, addressing the recognition and income statement classification of various cash consideration given by a vendor to a customer. The consensus requires that certain cash consideration received by a customer from a vendor are presumed to be a reduction of the price of the vendor's products, and therefore should be characterized as a reduction of cost of sales when recognized in the customer's income statement, unless certain criteria are met. EITF Issue No. 02-16 became effective beginning in our fiscal year 2003. In prior periods we classified worldwide bottler incentives received from PepsiCo and other brand owners as adjustments to net revenues and selling, delivery and administrative expenses depending on the objective of the program. In accordance with EITF Issue No. 02-16, we have classified certain bottler incentives as a reduction of cost of sales beginning in 2003. We have recorded a transition adjustment of $6 million, net of taxes, for the cumulative effect on prior years. This adjustment reflects the amount of bottler incentives that can be attributed to our 2003 beginning inventory balances. This accounting change did not have a material effect on our income before cumulative effect of change in accounting principle in the first 12-week period of 2003 and is not expected to have a material effect on such amounts for the balance of fiscal 2003.

     The following pro forma information summarizes our consolidated statements of operations to reflect the adoption of EITF Issue No. 02-16 as if it had been in effect for all periods presented:

                                                FISCAL YEAR ENDED                        12-WEEKS ENDED
                               ----------------------------------------------------   ---------------------
                               DEC. 26,   DEC. 25,   DEC. 30,   DEC. 29,   DEC. 28,   MARCH 23,   MARCH 22,
                                 1998       1999       2000       2001       2002       2002        2003
                               --------   --------   --------   --------   --------   ---------   ---------
                                                              (IN MILLIONS)
Net revenues.................   $6,793     $7,242     $7,706     $8,165     $8,926     $1,713      $1,874
Cost of sales................    3,736      3,830      3,934      4,112      4,510        847         927
Selling, delivery and
  administrative expenses....    2,780      3,016      3,181      3,375      3,519        732         828
Operating income.............       55        412        591        678        897        134         119
Net income...................   $ (131)    $  273     $  471     $  587     $  734     $  106      $   76

PEPSICO

     The following table sets forth PepsiCo's summary historical financial data:(a) as of and for each of the five fiscal years ended December 28, 2002 and
(b) as of March 23, 2002 and March 22, 2003 and for each of the 12-week periods then ended. The summary historical financial data as of and for each of the five fiscal years ended December 28, 2002 have been derived from PepsiCo's audited consolidated financial statements, except for net sales for 1998 and 1999, which have been restated to reflect the adoption of EITF 01-9, and long-term debt as of December 26, 1998, which has been derived from PepsiCo's unaudited consolidated financial information. The summary historical financial data as of and for the 12-week periods ended March 23, 2002 and March 22, 2003 have been derived from PepsiCo's unaudited condensed consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which are, in PepsiCo's opinion, necessary for a fair presentation of PepsiCo's financial position at such dates and the results of operations for such periods. The results of operations for the 12-week period ended March 22, 2003 are not necessarily indicative of the results for the full year, especially in view of the seasonality of PepsiCo's business. In 2001, PepsiCo merged with The Quaker Oats Company, or Quaker, in a transaction accounted for as a pooling-of-interests. Prior year results have been restated to reflect the transaction, except for cash dividends per common share, which reflect those of pre-merger PepsiCo prior to the effective date of the merger. As a result of the bottling deconsolidation in 1999, PepsiCo's acquisition of Tropicana Products, or Tropicana, late in 1998, the consolidation of Snack Ventures Europe in 2002, and the items discussed below, PepsiCo's financial statements that include these periods may not be fully comparable with prior periods. You should read the following financial information with PepsiCo's historical consolidated financial statements and notes thereto incorporated by reference in this prospectus.

                                            FISCAL YEAR ENDED                            12-WEEKS ENDED
                       ------------------------------------------------------------   ---------------------
                        DEC. 26,     DEC. 25,     DEC. 30,     DEC. 29,    DEC. 28,   MARCH 23,   MARCH 22,
                       1998(1)(2)   1999(1)(3)   2000(1)(4)   2001(1)(5)   2002(5)     2002(5)     2003(5)
                       ----------   ----------   ----------   ----------   --------   ---------   ---------
                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIO OF EARNINGS TO FIXED CHARGES)
Net sales............   $24,605      $22,183      $22,337      $23,512     $25,112     $ 5,311     $ 5,530
Net income...........     2,278        2,505        2,543        2,662       3,313         689         777
Income per common
  share -- basic.....      1.27         1.41         1.45         1.51        1.89        0.39        0.45
Income per common
  share -- diluted...      1.23         1.38         1.42         1.47        1.85        0.38        0.45
Cash dividends
  declared per common
  share(6)...........     0.515        0.535        0.555        0.575       0.595       0.145        0.15
Total assets (at
  period end)........    25,170       19,948       20,757       21,695      23,474      22,611      23,238
Long-term debt (at
  period end)........     4,823        3,527        3,009        2,651       2,187       2,276       2,202
Ratio of earnings to
  fixed charges(7)...      6.03         9.82        11.91        15.21       19.92       22.67       21.20

---------------

(1) Includes other impairment and restructuring charges of $482 million ($379 million after-tax or $0.21 per share) in 1998, $73 million ($45 million after-tax or $0.02 per share) in 1999, $184 million ($111 million after-tax or $0.06 per share) in 2000 and $31 million ($19 million after-tax or $0.01 per share) in 2001.

(2) Includes a tax benefit of $494 million (or $0.27 per share) related to final agreement with the Internal Revenue Service to settle a case related to concentrate operations in Puerto Rico.

(3) Includes a net gain on bottling transactions of $1.0 billion ($270 million after-tax or $0.15 per share), a tax provision related to the PepCom bottling transaction of $25 million (or $0.01 per share) and a Quaker favorable tax adjustment of $59 million (or $0.03 per share).

(4) The 2000 fiscal year consisted of 53 weeks compared to 52 weeks in PepsiCo's normal fiscal year. The fifty-third week increased 2000 net sales by an estimated $294 million and net income by an estimated $44 million (or $0.02 per share).

(5) Includes Quaker merger-related costs of $356 million ($322 million after-tax or $0.18 per share) in 2001, $224 million ($190 million after-tax or $0.11 per share) in 2002, $36 million ($30 million after-tax or $0.02 per share) for the 12-week period ended March 23, 2002 and $11 million ($10 million after-tax) for the 12-week period ended March 22, 2003.

(6) Prior to the effective date of PepsiCo's merger with Quaker on August 1, 2001, cash dividends per common share are those of pre-merger PepsiCo.

(7) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings principally reflect income before taxes excluding the results of minority-owned equity investments, minority interest income, interest expense and an estimate of the interest portion of rent expense. In addition, earnings are adjusted to include 100% of the losses of majority-owned equity investments and dividends from minority-owned equity investments. Fixed charges principally include interest expense and an estimate of the interest portion of rent expense.

SUPPLEMENTAL PRO FORMA INFORMATION

     PepsiCo adopted SFAS 142 in 2002. As a result of this adoption, amortization ceased for nonamortizable intangibles and the remaining useful lives of certain amortizable intangibles were reduced.

     The following reflects the impact that SFAS 142 would have had on the results of the prior periods indicated below if SFAS 142 had been in effect for such periods.

                                                                    FISCAL YEAR ENDED
                                                              -----------------------------
                                                              DEC. 30, 2000   DEC. 29, 2001
                                                              -------------   -------------
                                                                  (IN MILLIONS, EXCEPT
                                                                   PER SHARE AMOUNTS)
Reported net income.........................................     $2,543          $2,662
  Cease goodwill amortization...............................        112             112
  Adjust brands amortization................................        (22)            (67)
  Cease equity investee goodwill amortization...............         61              57
                                                                 ------          ------
  Adjusted net income.......................................     $2,694          $2,764
                                                                 ======          ======
Reported earnings per common share -- diluted...............     $ 1.42          $ 1.47
  Cease goodwill amortization...............................       0.06            0.06
  Adjust brands amortization................................      (0.01)          (0.03)
  Cease equity investee goodwill amortization...............       0.03            0.03
                                                                 ------          ------
Adjusted earnings per common share -- diluted...............     $ 1.50          $ 1.53
                                                                 ======          ======

     The impact on basic earnings per common share is the same as the diluted earnings per common share amounts reported above.

                                  RISK FACTORS

     An investment in the new notes and the guarantee, like the old notes and the guarantee, involves risks. Before exchanging your old notes for new notes in this exchange offer, you should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus.

RISKS RELATING TO OUR BUSINESS

  Because we depend upon PepsiCo to provide us with concentrate, certain funding and various services, changes in our relationship with PepsiCo could adversely affect our business and financial results.

     We conduct our business primarily under PBG's beverage agreements with PepsiCo, including a master bottling agreement, non-cola bottling agreements and a master syrup agreement. Although we are not a direct party to these agreements, as the principal operating subsidiary of PBG, we enjoy rights and are subject to obligations under these agreements.

     PBG is party to a master bottling agreement with PepsiCo for cola products in the United States as well as other agreements with PepsiCo relating to non-cola products and fountain syrup in the United States and similar agreements relating to Pepsi-Cola beverages in foreign countries where we sell our products. These agreements provide that PBG must purchase all of the concentrate for such beverages at prices and on other terms that are set by PepsiCo in its sole discretion. Any concentrate price increases could materially affect our business and financial results. Prices under PBG's beverage agreements with PepsiCo may increase materially, and we may not be able to pass on any increased costs to our customers.

     PepsiCo has also traditionally provided bottler incentives and funding to its bottling operations. PepsiCo does not have to continue to provide bottler incentives under PBG's beverage agreements with PepsiCo and any support provided to us by PepsiCo will be at PepsiCo's sole discretion. Decreases in bottler incentives and funding levels could materially affect our business and financial results.

     PBG also has to submit annual marketing, advertising, management and financial plans each year to PepsiCo for its review and approval. If PBG fails to submit these plans, or if PBG fails to carry them out in all material respects, PepsiCo can terminate PBG's beverage agreements with PepsiCo. If PBG's beverage agreements with PepsiCo are terminated for this or for any other reason, it would have a material adverse effect on our business and financial results.

     Under our shared services agreement, we obtain various services from PepsiCo, which includes procurement of raw materials and certain information technology and administrative services. In the absence of the shared services agreement, we would have to obtain such services on our own. We might not be able to obtain these services on terms, including cost, that are as favorable as those we receive from PepsiCo.

  Our agreements with PepsiCo restrict our sources of supply for some raw materials, which could increase our costs.

     With respect to the soft drink products of PepsiCo, concentrates and all authorized containers, closures, cases, cartons and other packages and labels may be purchased only from PepsiCo or manufacturers approved by PepsiCo. This may restrict our ability to obtain raw materials from other suppliers.

     The supply or cost of specific materials could be adversely affected by price changes, strikes, weather conditions, governmental controls or other factors. Any sustained interruption in the supply of these raw materials or any significant increase in their prices could have a material adverse effect on our business and financial results.

  PepsiCo's equity ownership of PBG could affect matters concerning us.

     As of April 19, 2003, PepsiCo owned approximately 43.8% of the combined voting power of PBG's voting stock (with the balance owned by the public). As of April 19, 2003, PBG owned approximately 93.2% of our membership interests and PepsiCo indirectly owned the remainder of our membership interests. PepsiCo will be able to significantly affect the outcome of PBG's stockholder votes, thereby affecting matters concerning us.

  We may have potential conflicts of interest with PepsiCo because of our past and ongoing relationships with PepsiCo, which could result in PepsiCo's objectives being favored over our objectives.

     These conflicts could arise over:

     - the nature, quality and pricing of services or products provided to us by PepsiCo or by us to PepsiCo;

     - potential acquisitions of bottling territories and/or assets from PepsiCo or other independent PepsiCo bottlers;

     - the divestment of parts of our bottling operations;

     - the payment of distributions by us; or

     - balancing the objectives of increasing sales volume of Pepsi-Cola beverages and maintaining or increasing our profitability.

  One of our managing directors may have a conflict of interest because he is also a PepsiCo officer.

     One of our managing directors is also the Senior Vice President of Finance of PepsiCo, a situation which may create conflicts of interest.

  Our acquisition strategy may be limited by geographical restrictions on acquisitions in our agreements with PepsiCo, by our ability to successfully integrate acquired businesses into ours and by the requirement that we obtain PepsiCo's approval of any acquisition of an independent PepsiCo bottler.

     We intend to acquire bottling assets and territories from PepsiCo's independent bottlers, such as our acquisition of Gemex and a Pepsi-Cola bottler in Buffalo, New York. This strategy will involve reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. The success of our acquisition strategy may be limited because of unforeseen expenses, difficulties, complications and delays encountered in connection with the expansion of our operations through acquisitions. We may not be able to acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into our business without substantial costs, delays or other operational or financial difficulties. In addition, we may be required to incur additional debt or issue equity to pay for future acquisitions. Any of the foregoing could adversely affect our business and financial results and, therefore, our ability to service or pay our indebtedness, including the new notes.

     We must obtain PepsiCo's approval to acquire any independent PepsiCo bottler. Under the master bottling agreement, PepsiCo has agreed not to withhold approval for any acquisition within agreed upon U.S. territories, currently representing approximately 12.6% of PepsiCo's U.S. bottling system in terms of volume, if we have successfully negotiated the acquisition and, in PepsiCo's reasonable judgment, satisfactorily performed our obligations under the master bottling agreement. We have agreed not to acquire or attempt to acquire any independent PepsiCo bottler outside of those agreed-upon territories without PepsiCo's prior written approval.

  If we are unable to fund our substantial capital requirements, it could cause us to reduce our planned capital expenditures and could result in a material adverse effect on our business and financial results.

     We will require substantial capital expenditures to implement our business plans. If we do not have sufficient funds or if we are unable to obtain financing in the amounts desired or on acceptable terms, we may have to reduce our planned capital expenditures, which could have a material adverse effect on our business and financial results and, therefore, our ability to service and pay our indebtedness, including the new notes.

  Our success depends on key members of our management, the loss of whom could disrupt our business operations.

     Our success depends largely on the efforts and abilities of key management employees. The loss of the services of key personnel or the inability to attract qualified employees could have a material adverse effect on our business and financial results. Key management employees are not parties to employment agreements with us.

RISKS RELATING TO OUR AND PEPSICO'S RESPECTIVE BUSINESSES

  We or PepsiCo may be unable to compete successfully in the highly competitive carbonated and non-carbonated beverage markets, and PepsiCo may be unable to compete in its other businesses, certain of which are also highly competitive.

     The carbonated and non-carbonated beverage markets are both highly competitive. In addition, the markets for certain of PepsiCo's food products are highly competitive. Competition in our and PepsiCo's various markets could cause us or PepsiCo to reduce prices, increase capital and other expenditures or lose market share, which could have a material adverse effect on our or PepsiCo's business and financial results.

  Our and PepsiCo's foreign operations are subject to social, political and economic risks and may be adversely affected by foreign currency fluctuations.

     In the fiscal year ended December 28, 2002 and the 12-week period ended March 22, 2003, approximately 18% and 20%, respectively, of our net revenues were generated in Canada, Spain, Greece, Russia, Turkey and, as a result of our acquisition in November, 2002 of Gemex, Mexico. For 2002, international operations constituted about one-fifth of PepsiCo's annual division operating profit. Social, economic and political conditions in these international markets may adversely affect our or PepsiCo's business and financial results. The overall risks to our and PepsiCo's respective international businesses include changes in foreign governmental policies and other political or economic developments. These developments may lead to new product pricing, tax or other policies and monetary fluctuations which may adversely impact our and PepsiCo's respective businesses and financial results. In addition, our and PepsiCo's respective results of operations and the value of our and PepsiCo's respective foreign assets are affected by fluctuations in foreign currency exchange rates.

  We or PepsiCo may incur material losses and costs as a result of product liability claims that may be brought against us or PepsiCo or any product recalls we or PepsiCo have to make.

     We or PepsiCo may be liable if the consumption of any of our or PepsiCo's products causes injury, illness or death. We or PepsiCo also may be required to recall products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us or PepsiCo or a widespread recall of our or PepsiCo's products could have a material adverse effect on our or PepsiCo's business and financial results.

  Newly adopted governmental regulations could increase our or PepsiCo's costs or liabilities.

     Our and PepsiCo's respective operations and properties are subject to regulation by various federal, state and local government entities and agencies as well as foreign governmental entities. Neither we nor

PepsiCo can assure you that we or PepsiCo, as the case may be, have been or will at all times be in compliance with all regulatory requirements or that we or PepsiCo, as the case may be, will not incur material costs or liabilities in connection with existing or new regulatory requirements.

RISKS RELATING TO OUR INDEBTEDNESS AND THIS EXCHANGE OFFER

  If you do not tender your old notes, or do so improperly, you will continue to hold unregistered old notes and your ability to transfer such notes will be adversely affected.

     We will only issue new notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal, as described in this prospectus. Therefore, you should allow sufficient time to ensure timely delivery of your old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of your old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we complete the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and you will no longer have any registration rights with respect to the old notes. In addition:

     - if you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes; and

     - if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those new notes.

     We and PepsiCo have agreed that, for a period of 180 days after the expiration date of this exchange offer, Bottling LLC will make this prospectus available to any broker-dealer for use in connection with any such resale. We refer you to "Plan of Distribution."

     After the exchange offer is consummated, if you continue to hold any old notes you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large principal amount of old notes is not tendered or is tendered improperly, the limited principal amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the liquidity and the market price of the new notes.

  Our substantial indebtedness could adversely affect our financial health and prevent us from making payments on the notes.

     We have a substantial amount of indebtedness. As of March 22, 2003, we had approximately $3.6 billion of indebtedness. In addition, we guarantee an additional $1.0 billion of PBG's indebtedness.

     Our substantial debt could have important consequences to you. For example, it could:

     - make it more difficult for us, or make us unable, to satisfy our obligations with respect to the notes;

     - make us vulnerable to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing for future working capital expenditures, strategic acquisitions and other general corporate requirements;

     - expose us to interest rate fluctuations because the interest on some of our indebtedness is at variable rates;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage compared with any competitors that have less debt.

  Our ability to service our debt will require a significant amount of cash.

     To service our debt, we will require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include among others:

     - economic and competitive conditions;

     - operating difficulties, increased operating costs or pricing pressures we may experience; and

     - delays in implementing any strategic projects.

     If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt.

  We may incur additional debt.

     We and our subsidiaries may incur substantial additional indebtedness in the future. The terms of the indenture permit us to incur additional debt and our credit facilities permit additional borrowings under certain circumstances. Accordingly, this additional indebtedness could further exacerbate all the risks described above.

  The notes are unsecured and effectively subordinated to our secured indebtedness.

     The old notes are not, and the new notes will not be, secured by any of our assets. Accordingly, the old notes are, and the new notes will be, effectively subordinated to any of our secured obligations to the extent of the value of the assets securing such obligations. As of the date hereof, we do not have any material secured long-term debt obligations.

  Under certain circumstances, PepsiCo's guarantee may not become effective or may become effective for less than all of the principal of and interest and premium, if any, on the notes.

     PepsiCo will unconditionally and irrevocably guarantee the payment of principal of and interest and premium, if any, on the notes on or after the guarantee commencement date, except that, under the circumstances described in "Description of the Notes and the Guarantee -- Guarantee," PepsiCo's guarantee may not become effective or may become effective as to less than all of the principal of and interest and premium, if any, on the outstanding notes. For the convenience of readers, we have included six illustrative examples in "Description of the Notes and the Guarantee -- Guarantee" to describe some hypothetical situations involving PepsiCo's guarantee. Those examples are for illustrative purposes only and do not describe all of the situations that could occur involving PepsiCo's guarantee. You should carefully review the terms of PepsiCo's guarantee described in "Description of the Notes and the Guarantee -- Guarantee," including as to whether PepsiCo's guarantee, if and when it becomes effective, will be for all, or less than all, of the principal of and interest and premium, if any, on the outstanding notes.

  The guarantee may not be enforceable because of fraudulent conveyance laws.

     The incurrence of the guarantee by PepsiCo may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of PepsiCo's unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time PepsiCo guaranteed the notes,
PepsiCo:

     - incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors; or

     - received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes and PepsiCo:

      -- was insolvent or was rendered insolvent;

      -- was engaged, or was about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

      -- intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could void the guarantee of PepsiCo or subordinate the amounts owing under such guarantee to PepsiCo's presently existing or future debt or take other actions detrimental to you.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

     - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

     - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

     - it could not pay its debts as they became due.

     If PepsiCo's guarantee is voided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against PepsiCo under its guarantee and will only have a claim against us.

  An active trading market may not develop for the new notes.

     The new notes are a new issue of securities for which there currently is no market. We have not and do not intend to list the notes on any U.S. national securities exchange or quotation system. On December 20, 2002, we applied to list the new notes on the Luxembourg Stock Exchange. However, we cannot assure you that an active trading market in the new notes will develop and continue after this exchange offer. Certain of the initial purchasers of the old notes have advised us that they intend to make a market in the new notes as permitted by applicable law. They are not obligated, however, to make a market in the new notes and any market-making may be discontinued at any time at their sole discretion. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the new notes.

     The liquidity of, and trading market for, the new notes may also be adversely affected by, among other things:

     - changes in the overall market for debt securities;

     - changes in our or PepsiCo's financial performance or prospects;

     - the prospects for companies in our industry generally;

     - the number of holders of the new notes;

     - the interest of securities dealers in making a market for the new notes; and

     - prevailing interest rates.

                                USE OF PROCEEDS

     Neither we nor PepsiCo will receive any proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive old notes in like principal amount, which will be cancelled and, as such, will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     The net proceeds of the old notes, after deducting expenses and the initial purchasers' discount, were approximately $994 million. We used these net proceeds, together with approximately $184 million of available cash on hand, for our acquisition of Gemex and the covenant defeasance and repayment of Gemex's debt.

                                 CAPITALIZATION

BOTTLING LLC

     We are a limited liability company organized under the law of the state of Delaware. As of April 19, 2003, PBG owned approximately 93.2% of our membership interests and PepsiCo indirectly owned the remainder of our membership interests. In connection with our formation, PepsiCo and PBG contributed bottling businesses and assets used in the bottling business to us. No further capital contributions are required to be made by our members. Additional or substitute members may be admitted, additional capital contributions may be made and membership interests may be adjusted from time to time to reflect such changes, each in accordance with the provisions of our limited liability company agreement.

     The following table sets forth our cash and cash equivalents and capitalization as of March 22, 2003. There has been no material change in our cash and cash equivalents or capitalization since March 22, 2003. This presentation should be read in conjunction with our historical financial statements and the related notes thereto incorporated by reference into this prospectus.

                                                                  AS OF
                                                                MARCH 22,
                                                                  2003
                                                              -------------
                                                              (IN MILLIONS)
Cash and cash equivalents...................................     $   93
                                                                 ======
Short-term borrowings.......................................     $   82
Current maturities of long-term debt........................      1,014
Long-term debt(1)...........................................      2,532
Owners' equity:
  Owners' net investment....................................      5,859
  Deferred compensation.....................................         (5)
  Accumulated other comprehensive loss......................       (609)
                                                                 ------
Total owners' equity........................................      5,245
                                                                 ------
Total capitalization........................................     $8,873
                                                                 ======

---------------

(1) Does not include our guarantee of $1.0 billion of PBG's indebtedness.

PEPSICO

     The following table sets forth PepsiCo's cash and cash equivalents and capitalization as of March 22, 2003. There has been no material change in PepsiCo's cash and cash equivalents or capitalization since March 22, 2003. This presentation should be read in conjunction with the historical financial statements and the related notes thereto of PepsiCo incorporated by reference into this prospectus. As of March 22, 2003, the authorized capital stock of PepsiCo consisted of 3.6 billion shares of common stock, 1.7 billion of which were issued and outstanding, and 3 million shares of convertible preferred stock, 0.6 million of which were issued and outstanding. All of PepsiCo's issued and outstanding shares of capital stock are fully paid and non-assessable.

                                                                  AS OF
                                                                MARCH 22,
                                                                   2003
                                                              --------------
                                                              (IN MILLIONS)
Cash and cash equivalents...................................     $   926
                                                                 =======
Short-term borrowings.......................................     $   241
Long-term debt(1)...........................................       2,202
Preferred stock, no par value...............................          41
Repurchased preferred stock.................................         (51)
Common shareholders' equity
  Common stock, par value 1 2/3 cents per share:
     Authorized 3,600 million shares, issued 1,782 million
      shares................................................          30
  Retained earnings.........................................      13,933
  Accumulated other comprehensive loss......................      (1,747)
  Less: repurchased shares, at cost.........................      (2,680)
                                                                 -------
  Total common shareholders' equity.........................       9,536
                                                                 -------
     Total capitalization...................................     $11,969
                                                                 =======

---------------

(1) Does not include certain guarantees or commercial commitments in the ordinary course of business. As discussed in PepsiCo's Annual Report on Form 10-K for the year ended December 28, 2002, the most significant of these guarantees or commitments is PepsiCo's unconditional guarantee of $2.3 billion of our long-term debt.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the issuance of the old notes, we and PepsiCo entered into a registration rights agreement with the initial purchasers of the old notes for the benefit of the initial purchasers and the holders of the old notes and the guarantee. The following summary of selected provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement filed by us and PepsiCo with the SEC, of which this prospectus is a part. Copies of the registration rights agreement are available from us or PepsiCo upon request or, for so long as the notes are registered on the Luxembourg Stock Exchange, from our and PepsiCo's listing agent in Luxembourg as described under "Where You Can Find More Information."

     Pursuant to the registration rights agreement, we and PepsiCo agreed, at our and PepsiCo's expense:

     - by the 135th day after the date of original issuance of the old notes, which we refer to as the issue date, to file a registration statement, which we refer to as the exchange offer registration statement, with the SEC with respect to a registered exchange offer to exchange the old notes for the new notes, which will have terms substantially identical in all material respects except that the new notes will not contain terms with respect to transfer restrictions and payment of additional interest; and

     - by the 195th day after the issue date, to use our and PepsiCo's best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act.

     Upon the effectiveness of the exchange offer registration statement, pursuant to the registered exchange offer, we and PepsiCo agreed to offer to the holders of the old notes the opportunity to exchange their old notes for the new notes. We and PepsiCo agreed to use our and PepsiCo's best efforts to keep the registered exchange offer effective for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes. We and PepsiCo agreed to consummate the registered exchange offer not later than 40 days from the date the exchange offer registration statement is declared effective. For each old note surrendered to us pursuant to the registered exchange offer, the holder of that old note will receive a new note having a principal amount equal to that of the surrendered old note.

EFFECT OF THE EXCHANGE OFFER

     Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, we believe that the new notes will in general be freely transferable after the completion of the registered exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any holder of the old notes who is an affiliate of us or PepsiCo or who intends to participate in the exchange offer for the purpose of distributing the new notes or who is an initial purchaser holding an unsold allotment from the original sale of the old notes:

     - will not be able to rely on these interpretations of the staff of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     We and PepsiCo have not sought, and do not intend to seek, our own no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the new notes as it has in its no action letters to other third parties.

     Each holder of old notes that wishes to exchange its old notes for new notes in the exchange offer will be required to make certain representations, including representations that:

     - any new notes to be acquired by it in exchange for the old notes will be acquired in the ordinary course of business;

     - it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes;

     - it is not an "affiliate," as defined in Rule 405 under the Securities Act, of us or PepsiCo, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     - if such holder is not a broker-dealer, it will not engage in, and does not intend to engage in, a distribution of new notes; and

     - if such holder is a broker-dealer, it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities (we refer below to such broker-dealers as exchanging broker-dealers) and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We refer you to "Plan of Distribution."

     The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes with this prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of the new notes.

     The information set forth above concerning certain interpretations and positions taken is not intended to constitute legal advice, and you should consult your own legal advisors with respect to these matters.

     Neither we nor PepsiCo has entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

     The exchange offer is not being made to, nor will we accept tenders for, or exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. We refer you to "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Old notes may be tendered only in denominations of $1,000 and multiples thereof. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered in the exchange offer.

     The form and terms of the new notes will be the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act while the old notes were not and the new notes will not contain transfer restrictions or terms with respect to a potential increase in the interest rate. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both the old notes and the new notes will be treated as a single class of debt securities under that indenture.

     As of the date of this prospectus, $1,000,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding, will continue to accrue interest and will be entitled to the rights and benefits they currently have under the indenture with the exception of registration rights and a potential increase in the interest rate. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer (as described below).

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to those holders.

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the "-- Fees and Expenses" section below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time on July 2, 2003, unless we, at our discretion, after consulting with PepsiCo, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension orally (promptly confirmed in writing) or in writing and we will notify the registered holders of old notes of the extension not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

     We reserve the right, at our discretion, after consulting with PepsiCo:

     - to delay acceptance of, or refuse to accept, any old notes not previously accepted, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" below have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

     - subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we or PepsiCo determine to constitute a material change, we and PepsiCo will promptly disclose such amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law. During any of these extensions, all old notes previously tendered will remain subject to the exchange offer and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. We refer you to "-- Conditions to the Exchange Offer."

     In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent's message, as hereinafter defined, in lieu thereof) and all other required documents; provided, however, that we, after consulting with PepsiCo, reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, then such unaccepted or not-exchanged old notes evidencing the unaccepted or not-exchanged portion will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes at our discretion. Our determination will be final and binding. We may reject any and all old notes which are not properly tendered or any old notes of which our acceptance would, in the opinion of our counsel, be unlawful. We also may waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within such time as we shall determine.

     Although we intend to notify tendering holders of defects or irregularities with respect to tenders of old notes, neither we nor anyone else has any duty to do so. Neither we nor anyone else shall incur any liability for failure to give such notification. Your old notes will not be deemed tendered until you have cured or we have waived any irregularities. As soon as practicable following the expiration date the exchange agent will return any old notes that we reject due to improper tender or otherwise unless you cured all defects or irregularities or we waive them.

     We reserve the right in our discretion, after consulting with PepsiCo:

     - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date;

     - to terminate the exchange offer, as set forth below; and

     - to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers may differ from the terms of the exchange offer.

     We will not be required to accept for exchange, or to issue new notes for, any old notes, and we may terminate or amend the exchange offer before the acceptance of old notes if, in our judgment, after consulting with PepsiCo, any of the following conditions has occurred or exists or has not been satisfied:

     - the exchange offer, or the making of any exchange by a holder of old notes, violates applicable interpretations of the staff of the SEC;

     - any person shall have initiated or threatened an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer; or

     - any legislative or regulatory body shall have adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the exchange offer.

     If we determine, after consulting with PepsiCo, that we may terminate the exchange offer for any of these reasons, we may:

     - refuse to accept any old notes and return any old notes that have been tendered to the tendering holders;

     - extend the exchange offer and retain all old notes tendered prior to the expiration date of the exchange offer, subject to the rights of the holders of the tendered old notes to withdraw such old notes; or

     - waive such termination event with respect to the exchange offer and accept the properly tendered old notes that have not been withdrawn.

     If we, after consulting with PepsiCo, determine that such waiver constitutes a material change in the exchange offer, we will promptly disclose such change in a manner reasonably calculated to inform the holders of such change and we will extend the exchange offer to the extent required by law.

     We may assert or waive any of these conditions in our discretion, after consulting with PepsiCo.

PROCEDURES FOR TENDERING

     Registered holders of old notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in the exchange offer should follow the directions set forth below and in the letter of transmittal. All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly, if the instructions set forth below and in the letter of transmittal do not apply to such beneficial owners.

  Registered Holders

     To tender in the exchange offer, a registered holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent prior to the expiration date. In addition, either

     - certificates for such holder's old notes must be received by the exchange agent along with the letter of transmittal; or

     - the holder must comply with the guaranteed delivery procedures described in "-- Guaranteed Delivery Procedures."

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the registered holder, but the delivery will be deemed made only when actually received or confirmed by the exchange agent. Instead of delivery by mail, it is recommended that registered holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Registered holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled, "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor, which we refer to as an eligible institution, must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed bond power signed by such registered holder as such registered holder's name appears on such old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

  DTC Participants

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such delivery must be accompanied by either:

     - the letter of transmittal or facsimile thereof, with any required signature guarantees; or

     - an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described below must be complied with. Unless already established, the exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

     Subject to the establishment of the account, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer them into the exchange agent's account with respect to old notes. Each institution must do this in accordance with DTC's Automated Tender Offer Program procedures for such transfer. However, the exchange agent will only exchange the old notes so tendered after a timely confirmation of their book-entry transfer into the exchange agent's account, and timely receipt of an agent's message and any other documents required by the letter of transmittal.

     The term "agent's message" means a message, transmitted by DTC, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

     - DTC has received an express acknowledgment from a participant tendering old notes stating the aggregate principal amount of old notes which have been tendered by such participant and that participant has received the letter of transmittal and agrees to be bound by its terms; and

     - we may enforce such agreement against the participant.

     Although you may effect delivery of old notes through DTC into the exchange agent's account at DTC, you must provide the exchange agent a completed and executed letter of transmittal with any required signature guarantee (or an agent's message in lieu thereof) and all other required documents prior to the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the letter of transmittal (or an agent's message in lieu thereof) to the exchange agent within the time period provided. Delivery of documents to DTC does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and:

          (a) your old notes are not immediately available;

          (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

          (c) you cannot complete the procedures for book-entry tender on a timely basis, you may instead effect a tender if:

             (1) you make the tender through an eligible institution;

             (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery), setting forth the name and address of the holder, certificate number(s) of such old notes (unless tender is to be made by book-entry transfer) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transmittal, together with a properly completed and duly executed letter of transmittal, or a confirmation of a book-entry transfer into the exchange agent's account at DTC together with a properly completed and duly executed letter of transmittal (or facsimile hereof or an agent's message in lieu thereof), and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

             (3) the certificates for all physically tendered old notes (or book-entry transfer confirmation) and/or all other documents referred to in clause (2) above must be received by the exchange agent within the time specified above.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address or its facsimile number set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn;

     - identify the old notes to be withdrawn (including the certificate number, unless tendered by book-entry transfer);

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees); and

     - if old notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

     All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by us, after consulting with PepsiCo, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Properly withdrawn old notes will not be deemed validly tendered for purposes of the exchange offer but may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. Delivery of the certificates evidencing the old notes, book-entry confirmations, agent's messages, letters of transmittal, notices of guaranteed delivery and any other required documents, questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

   By Facsimile Transmission      Overnight Courier or by Hand  By Registered or Certified Mail
         (214) 468-6494               JPMorgan Chase Bank             JPMorgan Chase Bank
(For Eligible Institutions Only)        ITS Bond Events                 ITS Bond Events
      Confirm by Telephone        2001 Bryan Street, 9th Floor            PO Box 2320
         (214) 468-6464               Dallas, Texas 75201             Dallas, Texas 75221
     Attention: Frank Ivins

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telecopier, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses in connection therewith and will indemnify the exchange agent for certain losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchanges.

     Our expenses in connection with the exchange offer are estimated in the aggregate to be approximately $395,000 and include, among other things:

     - SEC registration fees;

     - fees and expenses of the exchange agent and the trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

     In addition, PepsiCo estimates that it will incur approximately $75,000 of accounting and legal fees in connection with the exchange offer.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - any transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

     If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your letter of transmittal, we will bill you for the amount of these transfer taxes directly.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who do not exchange their old notes for new notes in the exchange offer will remain subject to the restrictions on transfer applicable to the old notes as set forth in the offering circular distributed in connection with the private offering of the old notes and certain rights under the registration rights agreement will terminate.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under, or is not subject to, the securities act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the staff of the SEC, new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is an "affiliate" of ours or PepsiCo's within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holders acquired the new notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

     - will not be able to rely on the applicable interpretations of the SEC;
       and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction of the new notes.

     After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes is not tendered or is tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the liquidity and the market price of the new notes.

ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will capitalize the expenses of the exchange offer for accounting purposes. We will classify these expenses as deferred financing costs and include them in other assets on our balance sheet. We will amortize these expenses on the interest yield method over the life of the new notes.

OTHER

     Participation in the exchange offer is voluntary and you should carefully consider whether or not to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

     All notices regarding the new notes, the beginning of the exchange offer and the result of the exchange offer will be published in an authorized newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

                       SELECTED HISTORICAL FINANCIAL DATA

BOTTLING LLC

     The following table sets forth our selected historical financial data: (a) as of and for each of the five fiscal years ended December 28, 2002 and (b) as of March 23, 2002 and March 22, 2003 and for each of the 12-week periods then ended. The selected historical financial data as of and for each of the five fiscal years ended December 28, 2002 have been derived from our audited consolidated financial statements. The selected historical financial data as of and for the 12-week periods ended March 23, 2002 and March 22, 2003 have been derived from our unaudited condensed consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position at such dates and the results of operations for such periods. The results of operations for the 12-week period ended March 22, 2003 are not necessarily indicative of the results for the full year, especially in view of the seasonality of our business. You should read the following financial information with our historical consolidated financial statements and notes thereto incorporated by reference in this prospectus.

                                             FISCAL YEAR ENDED                        12-WEEKS ENDED
                            ----------------------------------------------------   ---------------------
                            DEC. 26,   DEC. 25,   DEC. 30,   DEC. 29,   DEC. 28,   MARCH 23,   MARCH 22,
                            1998(1)    1999(1)    2000(2)      2001       2002       2002        2003
                            --------   --------   --------   --------   --------   ---------   ---------
                                    (IN MILLIONS, EXCEPT FOR RATIO OF EARNINGS TO FIXED CHARGES)
STATEMENT OF OPERATIONS
  DATA:
Net revenues(3)...........  $ 7,041     $7,505     $7,982    $ 8,443    $ 9,216     $1,772      $ 1,874
Cost of sales(3)..........    4,181      4,296      4,405      4,580      5,001        942          927
                            -------     ------     ------    -------    -------     ------      -------
Gross profit(3)...........    2,860      3,209      3,577      3,863      4,215        830          947
Selling, delivery and
  administrative
  expenses(3).............    2,583      2,813      2,986      3,185      3,318        695          828
Unusual impairment and
  other charges and
  credits(4)..............      222        (16)        --         --         --         --           --
                            -------     ------     ------    -------    -------     ------      -------
Operating income(3).......       55        412        591        678        897        135          119
Interest expense..........      166        140        136        132        131         30           38
Interest income...........        9         11         47         54         33          7            6
Other non-operating
  expenses, net...........       26          1          1         --          7         --            3
Minority interest.........        4          5          8         14          9          1           --
                            -------     ------     ------    -------    -------     ------      -------
Income (loss) before
  income taxes............     (132)       277        493        586        783        111           84
Income tax expense
  (benefit)(5)............       (1)         4         22         (1)        49          4            8
                            -------     ------     ------    -------    -------     ------      -------
Income (loss) before
  cumulative effect of
  change in accounting
  principle...............     (131)       273        471        587        734        107           76
Cumulative effect of
  change in accounting
  principle, net of
  tax(3)..................       --         --         --         --         --         --            6
                            -------     ------     ------    -------    -------     ------      -------
Net income (loss)(3)......  $  (131)    $  273     $  471    $   587    $   734     $  107      $    70
                            =======     ======     ======    =======    =======     ======      =======

                                             FISCAL YEAR ENDED                        12-WEEKS ENDED
                            ----------------------------------------------------   ---------------------
                            DEC. 26,   DEC. 25,   DEC. 30,   DEC. 29,   DEC. 28,   MARCH 23,   MARCH 22,
                            1998(1)    1999(1)    2000(2)      2001       2002       2002        2003
                            --------   --------   --------   --------   --------   ---------   ---------
                                    (IN MILLIONS, EXCEPT FOR RATIO OF EARNINGS TO FIXED CHARGES)
OTHER FINANCIAL DATA:
Net cash provided by
  operations..............  $   727     $  888     $  974    $ 1,073    $ 1,107     $  176      $   104
Net cash used for
  investments.............   (1,022)      (973)      (800)      (949)    (1,836)      (219)        (245)
Net cash provided by (used
  for) financing..........      244        244        (42)      (173)       677        (20)          33
Capital expenditures......     (507)      (560)      (515)      (593)      (623)      (110)        (112)
Ratio of earnings to fixed
  charges(6)..............       --(7)    2.76       4.31       5.09       6.21       4.30         2.95
BALANCE SHEET DATA (AT
  PERIOD END):
Total assets..............  $ 7,227     $7,799     $8,228    $ 8,677    $10,907     $8,845      $10,860
Long-term debt
  Allocation of PepsiCo
     long-term debt(8)....    2,300         --         --         --         --         --           --
  Due to third parties....       61      2,284      2,286      2,299      3,535      2,342        2,532
                            -------     ------     ------    -------    -------     ------      -------
  Total long-term debt....    2,361      2,284      2,286      2,299      3,535      2,342        2,532
Minority interest.........      112        141        147        154         --        152           --
Accumulated other
  comprehensive loss......     (238)      (222)      (253)      (416)      (596)      (400)        (609)
Owners' equity............    3,283      3,928      4,321      4,596      5,186      4,738        5,245

---------------

(1) Financial information for the periods prior to PBG's initial public offering in March 1999 has been carved out from PepsiCo's financial statements for the same periods based on the historical results of operations and the assets and liabilities of our business. Our financial information for these periods reflects some costs that may not necessarily be indicative of the costs that we would have incurred if we had operated as an independent, stand-alone entity during such periods.

(2) The 2000 fiscal year consisted of 53 weeks compared to 52 weeks in our normal fiscal year. The fifty-third week increased fiscal 2000 net revenues by an estimated $113 million and net income by an estimated $12 million.

(3) We adopted EITF Issue No. 02-16 beginning in our fiscal year 2003. In prior periods, we classified worldwide bottler incentives received from PepsiCo and other brand owners as adjustments to net revenues and selling, delivery and administrative expenses depending on the objective of the program. In accordance with EITF Issue No. 02-16, we have classified certain bottler incentives as a reduction of cost of sales beginning in 2003 and we also recorded a transition adjustment of $6 million, net of taxes, for the cumulative effect on prior years. This adjustment reflects the amount of bottler incentives that can be attributed to our 2003 beginning inventory balances. In accordance with EITF Issue No. 02-16, each of the five fiscal years ended December 28, 2002 and the 12-week period ended March 23, 2002 have not been restated to reflect the adoption of EITF Issue No. 02-16. However, the pro-forma disclosures of the effects on prior periods are presented in the Supplemental Pro Forma Information section.

(4) Unusual impairment and other charges and credits were comprised of the following:

     - a $45 million non-cash compensation charge in the second quarter of 1999;

     - a $53 million vacation accrual reversal in the fourth quarter of 1999;

     - an $8 million restructuring reserve reversal in the fourth quarter of 1999; and

     - a $222 million charge related to the restructuring of our Russian bottling operations and the separation of Pepsi-Cola North America's concentrate and bottling organizations in the fourth quarter of 1998.

(5) Results for the fiscal year ended December 29, 2001 included Canadian tax law change benefits of $25 million.

(6) We have calculated our ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings are before taxes and minority interest, plus fixed charges (excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net rent expense, which is the portion of rent deemed representative of the interest factor. Since our formation in 1999, we have distributed, and in the future we intend to distribute, pro rata to our members sufficient cash so that the aggregate amount of cash distributed to PBG will enable it to pay its taxes and make interest payments on its $1 billion principal amount of 7% senior notes due 2029. Such distributions are not included in the calculation of fixed charges. Total distributions to our members in 2000, 2001 and 2002 were $45 million, $223 million and $156 million, respectively.

(7) As a result of the losses incurred in the fiscal year ended December 26, 1998, we were unable to fully cover fixed charges. Earnings did not cover fixed charges by $124 million in fiscal 1998.

(8) For the periods prior to the initial public offering of PBG and prior to our issuance of $1.3 billion of 5 5/8% senior notes and $1.0 billion of 5 3/8% senior notes on February 9, 1999, $2.3 billion of our long-term debt was allocated to us from PepsiCo.

SUPPLEMENTAL PRO FORMA INFORMATION

  SFAS 142

     Effective the first day of fiscal year 2002, in accordance with SFAS 142, we no longer amortize goodwill and certain franchise rights, but evaluate them for impairment annually. We have completed our annual impairment review and have determined that our intangible assets were not impaired.

     The following table provides pro forma disclosure of the elimination of goodwill and certain franchise rights amortization in 2000 and 2001, as if SFAS 142 had been adopted in 2000:

                                                               FISCAL YEAR ENDED
                                                              -------------------
                                                              DEC. 30,   DEC. 29,
                                                                2000       2001
                                                              --------   --------
                                                                 (IN MILLIONS)
Reported net income.........................................    $471       $587
  Add back: Goodwill amortization, net of tax...............      37         35
  Add back: Franchise rights amortization, net of tax.......      86         88
                                                                ----       ----
Adjusted net income.........................................    $594       $710
                                                                ====       ====

  EITF Issue No. 02-16

     In January 2003, the EITF reached a consensus on Issue No. 02-16 addressing the recognition and income statement classification of various cash consideration given by a vendor to a customer. The consensus requires that certain cash consideration received by a customer from a vendor are presumed to be a reduction of the price of the vendor's products, and therefore should be characterized as a reduction of cost of sales when recognized in the customer's income statement, unless certain criteria are met. EITF Issue No. 02-16 became effective beginning in our fiscal year 2003. In prior periods we classified worldwide bottler incentives received from PepsiCo and other brand owners as adjustments to net revenues and selling, delivery and administrative expenses depending on the objective of the program. In accordance with EITF Issue No. 02-16, we have classified certain bottler incentives as a reduction of cost of sales beginning in 2003. We have recorded a transition adjustment of $6 million, net of taxes, for the cumulative effect on prior years. This adjustment reflects the amount of bottler incentives that can be attributed to our 2003 beginning inventory balances. This accounting change did not have a material effect on our income before cumulative effect of change in accounting principle in the first 12-week period of 2003 and is not expected to have a material effect on such amounts for the balance of fiscal 2003.

     The following pro forma information summarizes our consolidated statements of operations to reflect the adoption of EITF Issue No. 02-16 as if it had been in effect for all periods presented:

                                                FISCAL YEAR ENDED                        12-WEEKS ENDED
                               ----------------------------------------------------   ---------------------
                               DEC. 26,   DEC. 25,   DEC. 30,   DEC. 29,   DEC. 28,   MARCH 23,   MARCH 22,
                                 1998       1999       2000       2001       2002       2002        2003
                               --------   --------   --------   --------   --------   ---------   ---------
                                                              (IN MILLIONS)
Net revenues.................   $6,793     $7,242     $7,706     $8,165     $8,926     $1,713      $1,874
Cost of sales................    3,736      3,830      3,934      4,112      4,510        847         927
Selling, delivery and
  administrative expenses....    2,780      3,016      3,181      3,375      3,519        732         828
Operating income.............       55        412        591        678        897        134         119
Net income...................   $ (131)    $  273     $  471     $  587     $  734     $  106      $   76

PEPSICO

     The following table sets forth PepsiCo's selected historical financial data: (a) as of and for each of the five fiscal years ended December 28, 2002 and (b) as of March 23, 2002 and March 22, 2003 and for each of the 12-week periods then ended. The selected historical financial data as of and for each of the five fiscal years ended December 28, 2002 have been derived from PepsiCo's audited consolidated financial statements, except for net sales for 1998 and 1999, which have been restated to reflect the adoption of EITF 01-9, and long-term debt as of December 26, 1998, which has been derived from PepsiCo's unaudited consolidated financial information. The selected historical financial data as of and for the 12-week periods ended March 23, 2002 and March 22, 2003 have been derived from PepsiCo's unaudited condensed consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which are, in PepsiCo's opinion, necessary for a fair presentation of PepsiCo's financial position at such dates and results of operation for such periods. The results of operations for the 12-week period ended March 22, 2003 are not necessarily indicative of the results for the full year, especially in view of the seasonality of PepsiCo's business. In 2001, PepsiCo merged with Quaker in a transaction accounted for as a pooling of interests. Prior year results have been restated to reflect the transaction, except for cash dividends per common share, which reflect those of pre-merger PepsiCo prior to the effective date of the merger. As a result of the bottling deconsolidation in 1999, the Tropicana acquisition late in 1998, the consolidation of Snack Ventures Europe in 2002, and the items discussed below, PepsiCo's financial statements that include these periods may not be fully comparable with prior periods. You should read the following financial information with PepsiCo's historical consolidated financial statements and notes thereto incorporated by reference in this prospectus.

                                              FISCAL YEAR ENDED                              12-WEEKS ENDED
                        --------------------------------------------------------------   -----------------------
                         DEC. 26,     DEC. 25,     DEC. 30,     DEC. 29,     DEC. 28,    MARCH 23,    MARCH 22,
                        1998(1)(2)   1999(1)(3)   2000(1)(4)   2001(1)(5)    2002(5)      2002(5)      2003(5)
                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND
                                            RATIO OF EARNINGS TO FIXED CHARGES)
Net sales.............   $24,605      $22,183      $22,337      $23,512      $25,112      $ 5,311        5,530
Net income............     2,278        2,505        2,543        2,662        3,313          689          777
Income per common
  share -- basic......      1.27         1.41         1.45         1.51         1.89         0.39         0.45
Income per common
  share -- diluted....      1.23         1.38         1.42         1.47         1.85         0.38         0.45
Cash dividends
  declared per common
  share(6)............     0.515        0.535        0.555        0.575        0.595        0.145         0.15
Total assets (at
  period end).........    25,170       19,948       20,757       21,695       23,474       22,611       23,238
Long-term debt (at
  period end).........     4,823        3,527        3,009        2,651        2,187        2,276        2,202
Ratio of earnings to
  fixed charges(7)....      6.03         9.82        11.91        15.21        19.92        22.67        21.20

---------------

(1) Includes other impairment and restructuring charges of $482 million ($379 million after-tax or $0.21 per share) in 1998, $73 million ($45 million after-tax or $0.02 per share) in 1999, $184 million ($111 million after-tax or $0.06 per share) in 2000 and $31 million ($19 million after-tax or $0.01 per share) in 2001.
(2) Includes a tax benefit of $494 million (or $0.27 per share) related to final agreement with the Internal Revenue Service to settle a case related to concentrate operations in Puerto Rico.
(3) Includes a net gain on bottling transactions of $1.0 billion ($270 million after-tax or $0.15 per share), a tax provision related to the PepCom bottling transaction of $25 million (or $0.01 per share), and a Quaker favorable tax adjustment of $59 million (or $0.03 per share).
(4) The 2000 fiscal year consisted of 53 weeks compared to 52 weeks in PepsiCo's normal fiscal year. The fifty-third week increased 2000 net sales by an estimated $294 million and net income by an estimated $44 million (or $0.02 per share).

(5) Includes Quaker merger-related costs of $356 million ($322 million after-tax or $0.18 per share) in 2001, $224 million ($190 million after-tax or $0.11 per share) in 2002, $36 million ($30 million after-tax or $0.02 per share) for the 12-week period ended March 23, 2002 and $11 million ($10 million after-tax) for the 12-week period ended March 22, 2003.
(6) Prior to the effective date of PepsiCo's merger with Quaker on August 1, 2001, cash dividends per common share are those of pre-merger PepsiCo.
(7) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings principally reflect income before taxes excluding the results of minority-owned equity investments, minority interest income, interest expense and an estimate of the interest portion of rent expense. In addition, earnings are adjusted to include 100% of the losses of majority-owned equity investments and dividends from minority-owned equity investments. Fixed charges principally include interest expense and an estimate of the interest portion of rent expense.

SUPPLEMENTAL PRO FORMA INFORMATION

     PepsiCo adopted SFAS 142 in 2002. As a result of this adoption, amortization ceased for nonamortizable intangibles and the remaining useful lives of certain amortizable intangibles were reduced.

     The following reflects the impact that SFAS 142 would have had on the results of the prior periods indicated below if SFAS 142 had been in effect for such periods.

                                                                     FISCAL YEAR ENDED
                                                              -------------------------------
                                                              DEC. 30, 2000    DEC. 29, 2001
                                                              --------------   --------------
                                                              (IN MILLIONS, EXCEPT PER SHARE
                                                                         AMOUNTS)
Reported net income.........................................      $2,543           $2,662
  Cease goodwill amortization...............................         112              112
  Adjust brands amortization................................         (22)             (67)
  Cease equity investee goodwill amortization...............          61               57
                                                                  ------           ------
Adjusted net income.........................................      $2,694           $2,764
                                                                  ======           ======
Reported earnings per common share -- diluted...............      $ 1.42           $ 1.47
  Cease goodwill amortization...............................        0.06             0.06
  Adjust brands amortization................................       (0.01)           (0.03)
  Cease equity investee goodwill amortization...............        0.03             0.03
                                                                  ------           ------
Adjusted earnings per common share -- diluted...............      $ 1.50           $ 1.53
                                                                  ======           ======

     The impact on basic earnings per common share is the same as the diluted earnings per common share amounts reported above.

                                    BUSINESS

                              BOTTLING GROUP, LLC

INTRODUCTION

     We are the principal operating subsidiary of PBG and conduct substantially all of the operations, and own or lease, directly or indirectly, substantially all of the assets of PBG. We are the world's largest manufacturer, seller and distributor of carbonated and non-carbonated Pepsi-Cola beverages. The brands we sell are some of the best recognized trademarks in the world and include Pepsi-Cola, Mountain Dew, Diet Pepsi, Aquafina, Lipton Brisk, Mountain Dew Code Red, Sierra Mist, SoBe, Dole, Mug, Diet Mountain Dew, Pepsi Twist, Starbucks Frappuccino and, outside the United States, Pepsi-Cola, Mirinda, 7 UP, KAS, Electropura, Aqua Minerale, Manzanita Sol, Squirt, Garci Crespo, Fiesta, Pepsi Light, IVI, Yedigun, and Fruko. In some of our United States territories, we also have the right to manufacture, sell and distribute soft drink products of other companies, including Dr Pepper and All Sport. We have the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 41 states and the District of Columbia in the United States, nine Canadian provinces, Spain, Greece, Russia, Turkey and, since our acquisition of Gemex, Mexico. In the fiscal year ended December 28, 2002 and the 12-week period ended March 22, 2003, approximately 82% and 80%, respectively, of our net revenues were generated in the United States with the remaining 18% and 20%, respectively, generated outside the United States. We have an extensive direct store distribution system in the United States, Mexico and Canada. In Russia, Spain, Greece and Turkey, we use a combination of direct store distribution and distribution through wholesalers, depending on local marketplace considerations.

     We and PBG were formed by PepsiCo to effect the separation in 1999 of most of PepsiCo's company-owned bottling business from its brand ownership. PBG became a publicly traded company on March 31, 1999. As of April 19, 2003, PepsiCo owned approximately 38.6% of PBG's outstanding common stock and 100% of PBG's outstanding class B common stock, together representing approximately 43.8% of the voting power of all classes of PBG's voting stock (with the balance owned by the public). In conjunction with PBG's initial public offering and other subsequent transactions, PepsiCo and PBG contributed bottling businesses and assets used in the bottling business to us. As of April 19, 2003, PBG owned approximately 93.2% of our membership interests and PepsiCo indirectly owned the remainder of our membership interests.

RECENT DEVELOPMENTS

     On February 1, 2003, we completed an acquisition of a Pepsi-Cola bottler based in Buffalo, New York for a purchase price of approximately $75 million.

     On November 5, 2002, we acquired approximately 99.8% of all of the outstanding capital stock of Gemex, which was the largest bottler in Mexico and the largest bottler outside the United States of Pepsi-Cola soft drink products based on sales volume, through simultaneous tender offers in Mexico and the United States. Following the offers, we funded a trust for the acquisition of the balance of the outstanding capital stock and caused Gemex to carry out a reverse stock split that eliminated for cash the outstanding capital stock held by any remaining security holders other than us. Our total cost for the purchase of Gemex was a net cash payment of $871 million and assumed debt of approximately $305 million.

     Gemex was the largest bottler in Mexico and the largest bottler outside the United States of Pepsi-Cola soft drink products based on sales volume. Gemex was a Mexican holding company that, through its bottling and distribution subsidiaries, produced, sold and distributed a variety of soft drink products under the Pepsi-Cola, Pepsi Light, Pepsi Max, Pepsi Limon, Mirinda, 7UP, Diet 7UP, KAS, Mountain Dew, Power Punch and Manzanita Sol trademarks under exclusive franchise and bottling arrangements with PepsiCo and certain affiliates of PepsiCo.

     Gemex also had rights to produce, sell and distribute in Mexico soft drink products of other companies, including tonic water, club soda and ginger ale under the Seagram trademark. Gemex also produced, sold and distributed purified and mineral water in Mexico under the trademarks Electropura and Garci Crespo.

PATENTS, TRADEMARKS, LICENSES AND FRANCHISES

     Our portfolio of beverage products includes some of the best recognized trademarks in the world. The majority of our volume is derived from brands licensed from PepsiCo or PepsiCo joint ventures.

     We conduct our business primarily pursuant to PBG's beverage agreements with PepsiCo. Although we are not a direct party to these agreements, as the principal operating subsidiary of PBG, we enjoy rights and are subject to obligations under these agreements as described below. These agreements give us the exclusive right to market, distribute and produce beverage products of PepsiCo in authorized containers in specified territories.

     Set forth below is a description of PBG's beverage agreements with PepsiCo and other bottling agreements from which we benefit and under which we are obligated as the principal operating subsidiary of PBG.

     Master Bottling Agreement. The master bottling agreement under which we manufacture, package, sell and distribute the cola beverages bearing the Pepsi-Cola and Pepsi trademarks in the U.S. was entered into in March 1999. The master bottling agreement gives us the exclusive and perpetual right to distribute cola beverages for sale in specified territories in authorized containers of the nature currently used by us. The master bottling agreement provides that we will purchase our entire requirements of concentrates for the cola beverages from PepsiCo at prices, and on terms and conditions, determined from time to time by PepsiCo. PepsiCo may determine from time to time what types of containers to authorize for use by us. PepsiCo has no rights under the master bottling agreement with respect to the prices at which we sell our products.

     Under the master bottling agreement, we are obligated to:

     - maintain such plant and equipment, staff, and distribution and vending facilities that are capable of manufacturing, packaging and distributing cola beverages in sufficient quantities to fully meet the demand for these beverages in our territories;

     - undertake adequate quality control measures prescribed by PepsiCo;

     - push vigorously the sale of the cola beverages in our territories;

     - increase and fully meet the demand for the cola beverages in our territories;

     - use all approved means and spend such funds on advertising and other forms of marketing beverages as may be reasonably required to meet the objective; and

     - maintain such financial capacity as may be reasonably necessary to assure performance under the master bottling agreement by us.

     The master bottling agreement requires us to meet annually with PepsiCo to discuss plans for the ensuing year and the following two years. At such meetings, we are obligated to present plans that set out in reasonable detail our marketing plan, our management plan and advertising plan with respect to the cola beverages for the year. We must also present a financial plan showing that we have the financial capacity to perform our duties and obligations under the master bottling agreement for that year, as well as sales, marketing, advertising and capital expenditure plans for the two years following such year. PepsiCo has the right to approve such plans, which approval shall not be unreasonably withheld. PepsiCo approved our 2003 annual plan.

     If we carry out our annual plan in all material respects, we will be deemed to have satisfied our obligations to push vigorously the sale of the cola beverages, increase and fully meet the demand for the cola beverages in our territories and maintain the financial capacity required under the master bottling agreement. Failure to present a plan or carry out approved plans in all material respects would constitute an event of default that, if not cured within 120 days of notice of the failure, would give PepsiCo the right to terminate the master bottling agreement.

     The master bottling agreement provides that if we present a plan that PepsiCo does not approve, such failure constitutes a primary consideration for determining whether we have satisfied our obligations to maintain our financial capacity, push vigorously the sale of the cola beverages and increase and fully meet the demand for the cola beverages in our territories.

     If we fail to carry out our annual plan in all material respects in any segment of our territory, whether defined geographically or by type of market or outlet, and if that failure is not cured within six months after notice of the failure, PepsiCo may reduce the territory covered by the master bottling agreement by eliminating the territory, market or outlet with respect to which that failure has occurred.

     PepsiCo has no obligation to participate with us in advertising and marketing spending, but it may contribute to these expenditures and undertake independent advertising and marketing activities, as well as cooperative advertising and sales promotion programs that would require our cooperation and support. Although PepsiCo has advised us that it intends to continue to provide cooperative advertising funds, it is not obligated to do so under the master bottling agreement.

     The master bottling agreement provides that PepsiCo may in its sole discretion reformulate any of the cola beverages or discontinue them, with some limitations, so long as all cola beverages are not discontinued. PepsiCo may also introduce new beverages under the Pepsi-Cola trademarks or any modification thereof. If that occurs, we will be obligated to manufacture, package, distribute and sell such new beverages with the same obligations as then exist with respect to other cola beverages. We are prohibited from producing or handling cola products, other than those of PepsiCo, or products or packages that imitate, infringe or cause confusion with the products, containers or trademarks of PepsiCo. The master bottling agreement also imposes requirements with respect to the use of PepsiCo's trademarks, authorized containers, packaging and labeling.

     If we acquire control, directly or indirectly, of any bottler of cola beverages, we must cause the acquired bottler to amend its bottling appointments for the cola beverages to conform to the terms of the master bottling agreement.

     Under the master bottling agreement, PepsiCo has agreed not to withhold approval for any acquisition of rights to manufacture and sell Pepsi trademarked cola beverages within a specific area, currently representing approximately 12.6% of PepsiCo's U.S. bottling system in terms of volume, if we have successfully negotiated the acquisition and, in PepsiCo's reasonable judgment, satisfactorily performed our obligations under the master bottling agreement. We have agreed not to acquire or attempt to acquire any rights to manufacture and sell Pepsi trademarked cola beverages outside of that specific area without PepsiCo's prior written approval.

     The master bottling agreement is perpetual, but may be terminated by PepsiCo in the event of PBG's default. Events of default include:

     - PBG's insolvency, bankruptcy, dissolution, receivership or the like;

     - any disposition of any voting securities of one of PBG's bottling subsidiaries or substantially all of PBG's bottling assets without the consent of PepsiCo;

     - PBG's entry into any business other than the business of manufacturing, selling or distributing non-alcoholic beverages or any business which is directly related and incidental to such beverage business; and

     - any material breach under the master bottling agreement that remains uncured for 120 days after notice by PepsiCo.

     An event of default will also occur if any person or affiliated group acquires any contract, option, conversion privilege, or other right to acquire, directly or indirectly, beneficial ownership of more than 15% of any class or series of PBG's voting securities without the consent of PepsiCo. As of February 21, 2003, to our knowledge, no shareholder of PBG, other than PepsiCo, held more than 6.0% of PBG's common stock.

     PBG is prohibited from assigning, transferring or pledging the master bottling agreement or any interest therein, whether voluntarily, or by operation of law, including by merger or liquidation, without the prior consent of PepsiCo.

     The master bottling agreement was entered into by PBG in the context of its and our separation from PepsiCo and, therefore, its provisions were not the result of arm's-length negotiations. Consequently, the agreement contains provisions that are less favorable to PBG than the exclusive bottling appointments for cola beverages currently in effect for independent bottlers in the United States.

     Non-Cola Bottling Agreements. The beverage products covered by the non-cola bottling agreements are beverages licensed to PBG by PepsiCo and include Mountain Dew, Diet Mountain Dew, Mountain Dew Code Red, Slice, Sierra Mist, Fruitworks, Mug root beer and cream soda. The non-cola bottling agreements contain provisions that are similar to those contained in the master bottling agreement with respect to pricing, territorial restrictions, authorized containers, planning, quality control, transfer restrictions, term, and related matters. PBG's non-cola bottling agreements will terminate if PepsiCo terminates the master bottling agreement. The exclusivity provisions contained in the non-cola bottling agreement would prevent us from manufacturing, selling or distributing beverage products that imitate, infringe upon, or cause confusion with, the beverage products covered by the non-cola bottling agreements. PepsiCo may also elect to discontinue the manufacture, sale or distribution of a non-cola beverage and terminate the applicable non-cola bottling agreement upon six months notice to PBG.

     PBG also has agreements with PepsiCo granting PBG exclusive rights to distribute Aquafina, AMP and Dole in all of PBG's territories and SoBe in certain specified territories. PBG has the right to manufacture Aquafina in certain locations depending on the availability of appropriate equipment. The distribution agreements contain provisions generally similar to those in the master bottling agreement as to use of trademarks, trade names, approved containers and labels and causes for termination. PBG recently obtained the rights to sell and distribute Gatorade in Spain, Greece and Russia and in certain limited channels of distribution in the U.S. Some of these beverage agreements have limited terms and, in most instances, prohibit PBG from dealing in similar beverage products.

     Master Syrup Agreement. The master syrup agreement grants PBG the exclusive right to manufacture, sell and distribute fountain syrup to local customers in PBG's territories. The master syrup agreement also grants PBG the right to act as a manufacturing and delivery agent for national accounts within PBG's territories that specifically request direct delivery without using a middleman. In addition, PepsiCo may appoint PBG to manufacture and deliver fountain syrup to national accounts that elect delivery through independent distributors. Under the master syrup agreement, PBG has the exclusive right to service fountain equipment for all of the national account customers within PBG's territories. The master syrup agreement provides that the determination of whether an account is local or national is at the sole discretion of PepsiCo.

     The master syrup agreement contains provisions that are similar to those contained in the master bottling agreement with respect to pricing, territorial restrictions with respect to local customers and national customers electing direct-to-store delivery only, planning, quality control, transfer restrictions and related matters. The master syrup agreement has an initial term of five years and is automatically renewable for additional five-year periods unless PepsiCo terminates it for cause. PepsiCo has the right to terminate the master syrup agreement without cause at the conclusion of the initial five-year period or at any time during a renewal term upon 24 months' notice. In the event PepsiCo terminates the master syrup agreement without cause, PepsiCo is required to pay PBG the fair market value of PBG's rights thereunder.

     The master syrup agreement will terminate if PepsiCo terminates the master bottling agreement.

     Country Specific Bottling Agreements. The country specific bottling agreements contain provisions similar to those contained in the master bottling agreement and the non-cola bottling agreements and, in Canada, the master syrup agreement with respect to authorized containers, planning, quality control, transfer restrictions, term, causes for termination and related matters. These bottling agreements differ from the master bottling agreement because, except for Canada, they include both fountain syrup and non-fountain beverages. Certain of these bottling agreements contain certain provisions that have been modified to reflect the laws and regulations of the applicable country. For example, the bottling agreements in Spain do not contain a restriction on the sale and shipment of Pepsi-Cola beverages into PBG's territory by others in response to unsolicited orders.

     Other U.S. Bottling Agreements. PBG has also entered into bottling agreements with other licensors of beverage products, including:

     - Cadbury Schweppes plc for Dr. Pepper, Schweppes, Canada Dry and Hawaiian Punch products;

     - The Pepsi/Lipton Tea Partnership for Lipton Brisk and Lipton's Iced Tea products;

     - The North American Coffee Partnership for Starbucks Frappuccino products; and

     - Monarch Beverage Company, Inc. for All Sport products.

     These bottling agreements contain provisions generally similar to those in PBG's master bottling agreement with PepsiCo as to use of trademarks, trade names, approved containers and labels, sales of imitations, and causes for termination. Some of these beverage agreements have limited terms and, in most instances, prohibit us from dealing in similar beverage products.

EMPLOYEES

     As of December 28, 2002, we employed approximately 65,000 full-time workers, of whom approximately 29,500 were employed in the United States and approximately 25,900 were employed in Mexico. Approximately 8,700 of our full-time workers in the United States are union members and approximately 18,800 of our workers outside the United States are union members. We consider relations with our employees to be good and have not experienced significant interruptions of operations due to labor disagreements.

PROPERTIES

     As of December 28, 2002, we operated 95 soft drink production facilities worldwide, of which 89 were owned and six were leased. In addition, one facility used for the manufacture of soft drink packaging materials was operated by a PBG joint venture in Turkey. Of our 532 distribution facilities, 360 were owned and 172 were leased. We believe that our bottling, canning and syrup filling lines and our distribution facilities are sufficient to meet present needs. We also lease headquarters office space in Somers, New York.

     We own or lease and operate approximately 39,900 vehicles, including delivery trucks, delivery and transport tractors and trailers and other trucks and vans used in the sale and distribution of our soft drink products. We also own more than 1.5 million soft drink dispensing and vending machines.

     With a few exceptions, leases of plants in the United States and Canada are on a long-term basis, expiring at various times, with options to renew for additional periods. Most international plants are leased for various and usually shorter periods, with or without renewal options. We believe that our properties are in good operating condition and are adequate to serve our current operational needs.

LEGAL PROCEEDINGS

     From time to time we are a party to various litigation matters incidental to the conduct of our business. There is no pending or, to our best knowledge, threatened legal proceeding to which we are a party that, in the opinion of management, is likely to have a material adverse effect on our business or future financial results.

                                 PEPSICO, INC.

PEPSICO DIVISIONS

     PepsiCo is a leading, global snack and beverage company. PepsiCo manufactures, markets and sells a variety of salty, convenient, sweet and grain-based snacks, carbonated and noncarbonated beverages and foods. Beginning in 2003, PepsiCo combined the results of its North American beverage businesses as PepsiCo Beverages North America, and its international food and beverage businesses as PepsiCo International, to reflect operating and management changes. PepsiCo is now organized in four divisions:

     - Frito-Lay North America,

     - PepsiCo Beverages North America,

     - Quaker Foods North America, and

     - PepsiCo International.

     PepsiCo's North American divisions operate in the United States and Canada. PepsiCo's international divisions operate in over 175 countries, with its largest operations in Mexico and the United Kingdom.

  Frito-Lay North America

     FLNA manufactures, markets, sells and distributes branded snacks. These snacks include Lay's potato chips, Doritos flavored tortilla chips, Cheetos cheese flavored snacks, Fritos corn chips, Tostitos tortilla chips, Ruffles potato chips, Rold Gold pretzels, branded dips, Quaker Chewy granola bars, Sunchips multigrain snacks, Grandma's cookies, Quaker Fruit & Oatmeal bars, Quaker Quakes corn and rice cakes, Quaker rice cakes, Cracker Jack treats, and Go Snacks. These branded products are sold to independent distributors and retailers. FLNA's net sales were $8.6 billion in 2002 and $8.2 billion in 2001 and accounted for 34% of PepsiCo's total division net sales in each of those years.

  PepsiCo Beverages North America

     PBNA manufactures, markets, and sells beverage concentrates, and sells fountain syrups and finished goods, under the brands Pepsi, Mountain Dew, Sierra Mist, Mug, Slice, FruitWorks, SoBe and Dole. PBNA manufactures, markets and sells ready-to-drink tea and coffee products through joint ventures with Lipton and Starbucks. PBNA sells concentrate and finished goods for these brands and licenses the Aquafina water brand to its bottlers. The franchise bottlers sell PepsiCo's brands as finished goods to independent distributors and retailers. PBNA also manufactures, markets and sells Gatorade sports drinks, Tropicana Pure Premium, Dole, Tropicana Season's Best and Tropicana Twister juices and juice drinks and Propel fitness water. These branded products are sold to independent distributors and retailers. PBNA's net sales were $7.2 billion in 2002 and $6.9 billion in 2001 and accounted for 29% of PepsiCo's total division net sales in each of those years.

  Quaker Foods North America

     QFNA manufacturers, markets and sells cereals, rice, pasta and other branded products. QFNA's products include Quaker oatmeal, Cap'n Crunch and Life ready-to-eat cereals, Rice-A-Roni, Pasta Roni and Near East side dishes, Aunt Jemima mixes and syrups and Quaker grits. These branded products are sold to independent distributors and retailers. QFNA's net sales were $1.5 billion in 2002 and $1.4 billion in 2001 and accounted for 6% of PepsiCo's total division net sales in each of those years.

  PepsiCo International

     PI manufactures, markets and sells beverage concentrates, fountain syrups and finished goods under the brands Pepsi, 7UP, Mirinda, Mountain Dew, Gatorade and Tropicana. Generally, PI's brands are sold to franchise bottlers. However, in certain markets, PI operates bottling plants and distribution facilities. PI also licenses Aquafina water brand to certain of its franchise bottlers. PI also manufactures and sells many of the Frito-Lay and Quaker branded snacks sold in North America as well as a number of leading snack brands including Sabritas, Gamesa and Alegro brands in Mexico, Walkers and Wotsits brands in the

United Kingdom and Smith's brands in Australia. PI's net sales were $7.7 billion in 2002 and $7.5 billion in 2001 and accounted for 31% of PepsiCo's total division net sales in each of those years.

PEPSICO'S DISTRIBUTION NETWORK

     PepsiCo's products are brought to market through direct-store-delivery, broker-warehouse and food service and vending distribution networks. The distribution system used depends on customer needs, product characteristics, and local trade practices.

  Direct-Store-Delivery

     PepsiCo and its bottlers operate direct-store-delivery systems that deliver snacks and beverages directly to retail stores where the products are merchandised by PepsiCo's employees or bottlers. Direct-store-delivery enables PepsiCo to merchandise with maximum visibility and appeal. Direct-store-delivery is especially well-suited for products that have high retail turnover and respond to in-store promotion and merchandising.

  Broker-Warehouse Systems

     Some of PepsiCo's products are delivered from its warehouses to customer warehouses and retail stores. These less costly systems generally work best for products that are less fragile and perishable, have lower turnover, and are less likely to be impulse purchases.

  Foodservice and Vending

     PepsiCo's foodservice and vending sales force distributes snacks, foods and beverages to third-party foodservice and vending distributors and operators, and through its bottlers. This distribution system supplies PepsiCo's products to schools, businesses, stadiums, restaurants and similar locations.

PEPSICO'S BRANDS

     PepsiCo owns numerous valuable trademarks which are essential to its worldwide businesses, including Alegro, AMP, Aquafina, Aunt Jemima, Cap'n Crunch, Cheetos, Cracker Jack, Diet Pepsi, Doritos, Frito-Lay, Fritos, Fruitworks, Gamesa, Gatorade, Golden Grain, Grandma's, Lay's, Life, Mirinda, Mountain Dew, Mountain Dew Code Red, Mr. Green, Mug, Near East, Pasta Roni, Pepsi, Pepsi Blue, Pepsi Max, Pepsi One, Pepsi Twist, Pepsi-Cola, Propel, Quaker, Quaker Chewy, Quaker Quakes, Rice-A-Roni, Rold Gold, Ruffles, Sabritas, 7UP and Diet 7UP (outside the United States), Sierra Mist, Slice, Smith's, SoBe, Sunchips, Tostitos, Tropicana, Tropicana Pure Premium, Tropicana Pure Tropics, Tropicana Season's Best, Tropicana Twister, Walkers, Wild Cherry Pepsi and Wotsits. Trademarks remain valid so long as they are used properly for identification purposes, and PepsiCo emphasizes correct use of its trademarks. PepsiCo has authorized, through licensing arrangements, the use of many of its trademarks in such contexts as snack food joint ventures and beverage bottling appointments. In addition, PepsiCo licenses the use of its trademarks on promotional items for the primary purpose of enhancing brand awareness.

     PepsiCo either owns or has licenses to use a number of patents which relate to some of its products, production processes and the design and operation of various equipment used in its businesses. Some of these patents are licensed to others.

EMPLOYEES

     As of December 28, 2002, PepsiCo employed, subject to seasonal variations, approximately 142,000 people worldwide, including approximately 61,000 people employed within the United States. PepsiCo believes that relations with its employees are generally good.

PEPSICO'S PROPERTIES

     PepsiCo owns its corporate headquarters building in Purchase, New York. Leases of plants in North America generally are on a long-term basis, expiring at various times, with options to renew for additional periods. Most international plants are leased for varying and usually shorter periods, with or without renewal options. PepsiCo's believes that its properties are in good operating condition and are suitable for the purposes for which they are being used.

  Frito-Lay North America

     FLNA owns or leases approximately 50 food manufacturing and processing plants and approximately 2,000 warehouses, distribution centers and offices, including its headquarters building and a research facility in Plano, Texas.

  PepsiCo Beverages North America

     PBNA owns or leases approximately 10 manufacturing and processing plants and approximately 30 distribution centers, warehouses and offices, including Tropicana's corporate office space in Bradenton, Florida. Licensed bottlers in which PepsiCo has an ownership interest own or lease approximately 70 bottling plants.

  Quaker Foods North America

     QFNA owns or leases approximately 10 manufacturing plants and distribution centers in North America.

  PepsiCo International

     PI owns or leases approximately 150 manufacturing and bottling plants and approximately 1,300 warehouses, distribution centers and offices outside of North America.

SHARED PROPERTIES

     FLNA and QFNA share 2 plants that manufacture oat-based foods and snacks. FLNA, QFNA and PBNA share approximately 20 distribution centers, warehouses and offices in North America including a research and development laboratory in Barrington, Illinois, and corporate office space in downtown Chicago, Illinois.

LEGAL PROCEEDINGS

     PepsiCo is subject to various claims and contingencies related to lawsuits, taxes, environmental and other matters arising out of the normal course of business. PepsiCo's management believes that the ultimate liability, if any, in excess of amounts already recognized for such claims or contingencies is not likely to have a material adverse effect on its results of operations, financial condition or liquidity.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS AND MANAGING DIRECTORS

     Set forth below is information, as of March 25, 2003, with respect to our executive officers and managing directors:

NAME                                    AGE                  POSITION
----                                    ---                  --------
John T. Cahill........................  45    Principal Executive Officer and
                                              Managing Director
Alfred H. Drewes......................  47    Principal Financial Officer
Andrea L. Forster.....................  43    Principal Accounting Officer
Pamela C. McGuire.....................  55    Managing Director
Matthew M. McKenna....................  52    Managing Director

     John T. Cahill is our Managing Director and Principal Executive Officer. Mr. Cahill is also PBG's Chairman of the Board and Chief Executive Officer. He has been PBG's Chief Executive Officer since September 2001. Previously, Mr. Cahill served as PBG's President and Chief Operating Officer from August 2000 to September 2001. Mr. Cahill has been a member of PBG's Board of Directors since January 1999 and served as PBG's Executive Vice President and Chief Financial Officer prior to becoming President and Chief Operating Officer in August 2000. He was Executive Vice President and Chief Financial Officer of the Pepsi-Cola Company from April 1998 until November 1998. Prior to that, Mr. Cahill was Senior Vice President and Treasurer of PepsiCo, having been appointed to that position in April 1997. In 1996, he became Senior Vice President and Chief Financial Officer of Pepsi-Cola North America. Mr. Cahill joined PepsiCo in 1989 where he held several other senior financial positions through 1996.

     Alfred H. Drewes is our Principal Financial Officer. Mr. Drewes is also the Senior Vice President and Chief Financial Officer of PBG. Appointed to this position in June 2001, Mr. Drewes previously served as Senior Vice President and Chief Financial Officer of PepsiCo Beverages International. Mr. Drewes joined PepsiCo in 1982 as a financial analyst in New Jersey. During the next nine years, he rose through increasingly responsible finance positions within Pepsi-Cola North America in field operations and headquarters. In 1991, Mr. Drewes joined PepsiCo Beverages International as Vice President of Manufacturing Operations, with responsibility for the global concentrate supply organization.

     Andrea L. Forster is our Principal Accounting Officer. Ms. Forster is also Vice President and Controller of PBG. In September 2000, Ms. Forster was also named Corporate Compliance Officer for PBG. Following several years with Deloitte Haskins and Sells, Ms. Forster joined PepsiCo in 1987 as a Senior Analyst in External Reporting. She progressed through a number of positions in the accounting and reporting functions and, in 1998, was appointed Assistant Controller of the Pepsi-Cola Company. She was named Assistant Controller of PBG in 1999.

     Pamela C. McGuire is our Managing Director. Ms. McGuire is also the Senior Vice President, General Counsel and Secretary of PBG. Ms. McGuire joined PepsiCo in 1977 and served as Vice President and Division Counsel of Pepsi-Cola Company from 1989 to March 1998, when she was named Vice President and Associate General Counsel of the Pepsi-Cola Company.

     Matthew M. McKenna is our Managing Director. Mr. McKenna is also the Senior Vice President of Finance of PepsiCo. Previously he was Senior Vice President and Treasurer of PepsiCo and before that, Senior Vice President, Taxes of PepsiCo. Prior to joining PepsiCo in 1993, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York.

PEPSICO'S EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is information, as of March 25, 2003, with respect to the executive officers and directors of PepsiCo:

NAME                                           AGE                    POSITION
----                                           ---                    --------
John F. Akers................................  68    Director
Robert E. Allen..............................  68    Director
David R. Andrews.............................  61    Senior Vice President, Government Affairs,
                                                     General Counsel and Secretary
Peter A. Bridgman............................  50    Senior Vice President and Controller
Abelardo E. Bru..............................  54    President and Chief Executive Officer,
                                                     Frito-Lay North America
Peter Foy....................................  62    Director
Ray L. Hunt..................................  59    Director
Arthur C. Martinez...........................  63    Director
Matthew M. McKenna...........................  52    Senior Vice President of Finance
Margaret D. Moore............................  55    Senior Vice President of Human Resources
Indra K. Nooyi...............................  48    President, Chief Financial Officer and
                                                     Director
Lionel L. Nowell III.........................  48    Senior Vice President and Treasurer
Franklin D. Raines...........................  54    Director
Steven S Reinemund...........................  54    Chairman and Chief Executive Officer
Sharon Percy Rockefeller.....................  58    Director
Gary M. Rodkin...............................  50    President and Chief Executive Officer,
                                                     PepsiCo Beverages and Foods North America
James J. Schiro..............................  57    Director
Franklin A. Thomas...........................  68    Director
Cynthia M. Trudell...........................  49    Director
Solomon D. Trujillo..........................  51    Director
Daniel Vasella...............................  49    Director
Michael D. White.............................  51    Chairman and Chief Executive Officer,
                                                     PepsiCo International

     John F. Akers is the former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo's Board since 1991 and is Chairman of its Compensation Committee. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The New York Times Company and W.R. Grace & Co.

     Robert E. Allen is the former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo's Board since 1990 and is Chairman of its Nominating and Corporate Governance Committee. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company and WhisperWire and a Trustee of The Mayo Foundation and Wabash College.

     David R. Andrews became PepsiCo's Senior Vice President, Government Affairs, General Counsel and Secretary in February 2002. Before joining PepsiCo, Mr. Andrews was a partner in the law firm of McCutchen, Doyle, Brown & Enersen, LLP, a position he held from 2000 to 2002 and from 1981 to 1997.

From 1997 to 2000, he served as the legal advisor to the U.S. Department of State and former Secretary of State Madeleine Albright.

     Peter A. Bridgman has been Senior Vice President and Controller of PepsiCo since August 2000. Mr. Bridgman began his career with PepsiCo at Pepsi-Cola International in 1985 and became Chief Financial Officer for Central Europe in 1990. He became Senior Vice President and Controller for Pepsi-Cola North America in 1992 and Senior Vice President and Controller for PBG in 1999.

     Abelardo E. Bru was appointed Chairman and Chief Executive Officer of Frito-Lay North America in February 2003. Mr. Bru served as President and Chief Executive Officer of Frito-Lay North America from 1999 to 2003 and as President and General Manager of PepsiCo's Sabritas snack unit from 1992 to 1999. Mr. Bru has served in various senior international positions with PepsiCo Foods International since joining PepsiCo in 1976.

     Peter Foy is the Chairman of Whitehead Mann Group, an executive search firm based in London, a position he has held since January 1, 2001. He was elected to PepsiCo's Board in 1997. He is the former Chairman of Baring Brothers International Ltd., the corporate finance section of ING Group's investment bank. Mr. Foy joined McKinsey & Co., Inc. in 1968, became a director and head of its U.K. Consumer Goods Practice in 1980, the managing director of McKinsey U.K. in 1983, and was Senior Partner from 1990 until 1996. In 1996, he became Chairman of Baring Brothers, a position he held until he retired in December 1998. Mr. Foy is also a director of P&O Princess Cruises plc and Safeway PLC.

     Ray L. Hunt is the Chairman and Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President of Hunt Consolidated, Inc. and was elected to PepsiCo's Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Electronic Data Systems Corporation, King Ranch, Inc. and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

     Arthur C. Martinez is the former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., and was elected to PepsiCo's Board in May 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is also a director of Liz Claiborne, Inc., International Flavors and Fragrances, Inc. and Martha Stewart Living Omnimedia, Inc. Mr. Martinez is a member of the Supervisory Board of ABN AMRO Holding, N.V.

     Matthew M. McKenna has been Senior Vice President of Finance of PepsiCo since August 2001. Mr. McKenna began his career at PepsiCo as Vice President, Taxes in 1993. In 1998, he became Senior Vice President, Taxes and served as Senior Vice President and Treasurer from 1998 until 2001. Prior to joining PepsiCo, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York.

     Margaret D. Moore is Senior Vice President, Human Resources of PepsiCo, a position she assumed at the end of 1999. From November 1998 to December 1999, she was Senior Vice President and Treasurer of PBG. Prior to joining PBG, Ms. Moore spent 25 years with PepsiCo in a number of senior financial and human resources positions. She has been a director of PBG since January 2001.

     Indra K. Nooyi was elected to PepsiCo's Board and became President and Chief Financial Officer in May 2001, after serving as Senior Vice President and Chief Financial Officer since February 2000. Ms. Nooyi also served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development from 1994 until 2000. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc. Ms. Nooyi is also a director of Motorola, Inc.

     Lionel L. Nowell, III has been Senior Vice President and Treasurer of PepsiCo since August 2001. Mr. Nowell joined PepsiCo as Senior Vice President and Controller in 1999 and then became Senior Vice President and Chief Financial Officer of PBG. Prior to joining PepsiCo, he was Senior Vice President, Strategy and Business Development for RJR Nabisco, Inc. From 1991 to 1998, he served as Chief Financial Officer of Pillsbury North America, and its Pillsbury Foodservice and Haagen Dazs units, serving as Vice President and Controller of the Pillsbury Company, Vice President of Food and International Retailing Audit and Director of Internal Audit.

     Franklin D. Raines was elected to PepsiCo's Board in May 1999 and is Chairman of its Audit Committee. Mr. Raines has been Chairman of the Board and Chief Executive Officer of Fannie Mae since January 1999. He was Director of the U.S. Office of Management and Budget from 1996 to 1998. From 1991 to 1996, he was Vice Chairman of Fannie Mae and in 1998, he became Chairman and CEO-Designate. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co., an investment banking firm. Mr. Raines is also a director of AOL Time Warner Inc. and Pfizer Inc.

     Steven S Reinemund has been PepsiCo's Chairman and Chief Executive Officer since May 2001. He was elected a director of PepsiCo in 1996 and, before assuming his current position, served as President and Chief Operating Officer of PepsiCo from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 as a senior operating officer of Pizza Hut, Inc. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996.

     Sharon Percy Rockefeller was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She is a member of the Board of Directors of Public Broadcasting Service, Washington, D.C. and was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Mrs. Rockefeller is also a director of Sotheby's Holdings, Inc.

     Gary M. Rodkin was appointed Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America in February 2003. Mr. Rodkin became President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002. He served as Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002. From 1995 to 1998, Mr. Rodkin was President of Tropicana North America from 1995 to 1998 and became President and Chief Executive Officer when PepsiCo acquired Tropicana in 1998.

     James J. Schiro was elected to PepsiCo's Board in January 2003. Mr. Schiro became Chief Executive Officer of Zurich Financial Services in May 2002, after serving as Chief Operating Officer -- Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand.

     Franklin A. Thomas was elected to PepsiCo's Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979, Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA Inc., Avaya Inc., Citigroup, Inc., Cummins, Inc. and Lucent Technologies.

     Cynthia M. Trudell has been the President of Sea-Ray Group since 2001 and was elected to PepsiCo's Board in January 2000. From 1999 until 2001, Ms. Trudell served as General Motors' Vice President and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM's Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu.

     Solomon D. Trujillo has been the Chief Executive Officer of Orange SA since March 2003 and was elected to PepsiCo's Board in January 2000. Previously, Mr. Trujillo was Chairman, Chief Executive Officer and President of Graviton, Inc. from November 2000, Chairman of US WEST from May 1999, and President and Chief Executive Officer of US West beginning in 1998. He served as President and Chief Executive Officer of US WEST Communications Group and Executive Vice President of US WEST from 1995 until 1998 and President and Chief Executive Officer of US WEST Dex, Inc. from 1992 to 1995. Mr. Trujillo is also a director of Gannett Company, Inc., Orange SA and Target Corporation.

     Daniel Vasella was elected to PepsiCo's Board in February 2002. Dr. Vasella became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992. Dr. Vasella is also a director of Credit Suisse Group.

     Michael D. White was appointed Chairman and Chief Executive Officer of PepsiCo International in February 2003, after serving as President and Chief Executive Officer of Frito-Lay's Europe/Africa/ Middle East division since 2000. From 1998 to 2000, Mr. White was Senior Vice President and Chief Financial Officer of PepsiCo. Mr. White has also served as Executive Vice President and Chief Financial Officer of PepsiCo Foods International and Chief Financial Officer of Frito-Lay North America. He joined Frito-Lay in 1990 as Vice President of Planning.

                   DESCRIPTION OF THE NOTES AND THE GUARANTEE

GENERAL

     We issued the old notes and will issue the new notes under an indenture among us, as issuer, PepsiCo, as guarantor, and JPMorgan Chase Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The following summary of select provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture and the Trust Indenture Act of some of the terms used below. A copy of the indenture is filed as an exhibit to the registration statement filed by us and PepsiCo with the SEC, of which this prospectus is a part. A copy of the indenture may, as long as the notes are listed on the Luxembourg Stock Exchange, also be obtained from our and PepsiCo's listing agent in Luxembourg.

     The notes are our general unsecured obligations and will rank on an equal basis with all of our other existing and future senior unsecured indebtedness and senior to all of our existing and future subordinated indebtedness.

     We may redeem the notes at our option at any time, in whole but not in part, at the redemption price, as more fully described in "-- Optional Redemption" below. There is no sinking fund for the notes.

     The indenture contains restrictive covenants with respect to us and our restricted subsidiaries (as defined in "Certain Covenants -- Limitation on Liens -- Definitions" below), including restrictions on creating or assuming liens, restrictions on sale and lease-back transactions and restrictions on consolidation, merger or transfer or lease of all or substantially all of our assets, subject to the exceptions described below. These restrictive covenants do not apply to PBG, and the indenture does not contain any provision that would restrict PBG from creating or assuming liens, entering into sale and lease-back transactions or engaging in a consolidation, merger or transfer or lease of all or substantially all of PBG's assets.

     The indenture contains restrictive covenants with respect to PepsiCo's ability to engage in mergers, consolidations or transfers of all or substantially all of PepsiCo's assets, subject to the exceptions described below. In addition, the indenture contains restrictive covenants with respect to PepsiCo's and its restricted subsidiaries' ability to create or assume liens on and after the guarantee commencement date (in the event such date occurs), subject to the exceptions described below. The indenture does not contain any provision that would restrict PepsiCo or any of its restricted subsidiaries from entering into sale and lease-back transactions. The indenture does not contain a cross-default provision with respect to any indebtedness of PepsiCo other than PepsiCo's guarantee of the notes.

     The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we or PepsiCo must adhere or any restrictions on the amount of debt we or PepsiCo may issue or guarantee. The indenture does not contain any provision that would require that we or PepsiCo repurchase, redeem or otherwise modify the terms of any of the notes or the guarantee upon a change in control or other event involving us, PBG or PepsiCo that may adversely affect our or PepsiCo's creditworthiness or the value of the notes.

     The old notes have been listed, and on December 20, 2002 we applied to list the new notes, on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

     Payment of principal of and interest and premium, if any, on the notes will be unconditionally and irrevocably guaranteed on a senior unsecured basis by PepsiCo, with such guarantee becoming effective on the guarantee commencement date as described in "-- Guarantee," except that, under the circumstances described in "-- Guarantee," PepsiCo's guarantee may not become effective or may become effective as to less than all of the principal of and interest and premium, if any, on the outstanding notes.

     The terms of PepsiCo's guarantee of the notes, including the scheduled guarantee commencement date, are intended to preserve the structure of our and PBG's separation from PepsiCo in March 1999. In connection with the separation, PepsiCo guaranteed some of our indebtedness, including the 2004 notes.

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

PRINCIPAL, MATURITY AND INTEREST

     The old notes were issued in the aggregate principal amount of $1,000,000,000 and the new notes will be issued in exchange for the old notes in an aggregate principal amount of up to $1,000,000,000 and each will mature on November 15, 2012. Each note will bear interest at the rate of 4 5/8% per annum. We will pay interest on the new notes semi-annually in arrears on each May 15 and November 15, beginning November 15, 2003. Holders of new notes will receive interest on November 15, 2003 from the date of initial issuance of the new notes, plus an amount equal to the accrued, but unpaid, interest on the old notes through the date of exchange.

     As a result of the making of, and upon acceptance for exchange of all validly tendered old notes under the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay an increased interest rate on the old notes as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold the old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

     Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will accrue for the intervening period (and will be included in the next payment, if any). Principal of and interest and premium, if any, on the notes will be payable at our office or agency maintained for this purpose within New York City or, at our option, payment of interest on the notes may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. A holder of $10,000,000 or more in aggregate principal amount of notes will be entitled to receive payments of interest, other than interest due at maturity or the redemption date, if any, by wire transfer of immediately available funds, provided that the trustee receives from that holder a written request with appropriate wire transfer instructions no later than 15 calendar days prior to the applicable interest payment date. Until we otherwise designate, our office or agency in New York City will be the office of the trustee maintained for this purpose. The old notes were, and the new notes will be, issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The trustee initially will be a paying agent and registrar under the indenture and J.P. Morgan Bank Luxembourg S.A. will be an additional paying agent. We may act as paying agent or registrar under the indenture.

     Notwithstanding the foregoing paragraph, payments of principal of and interest and premium, if any, with respect to notes represented by one or more global notes will be made to DTC or the nominee of DTC, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent for the notes will have any responsibility or liability for any aspect of the records relating to, or for payments made on account of, beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We expect that, immediately upon receipt of any payment of principal of and interest or premium, if any, on the notes represented by a global note, DTC will credit each participant's account with the amount of such payment that is proportionate to its respective ownership interest in the principal amount of such global note (as shown on the records of DTC). Payments by participants to persons who hold beneficial interests in such global note through such participants will be the responsibility of such participants. We refer you to "-- Depository Procedures" below.

OPTIONAL REDEMPTION

     We will not be required to make mandatory redemption or sinking fund payments prior to the maturity of the notes.

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

     We may redeem the notes at our option and in accordance with the provisions of the indenture, at any time, in whole but not in part, on giving not less than 30 nor more than 60 days' notice prior to the maturity date at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes; or

     - as determined by one of the reference Treasury dealers appointed by the trustee after consultation with us, the sum of the present values of the remaining scheduled payments of principal of and interest on the notes from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate, as defined in the indenture, plus 15 basis points;

plus, in either of the above cases, accrued and unpaid interest on the notes to, but not including, the redemption date.

     In the event that:

     - the redemption date is after the guarantee commencement date (in the event such date occurs);

     - PepsiCo's guarantee is for less than all of principal of and interest and premium, if any, on the notes; and

     - we default in the payment of the redemption price on the redemption date; then the amount of payment of the redemption price each holder of the notes is entitled to receive from PepsiCo under PepsiCo's guarantee will be limited to the partial guarantee percentage of the redemption price payable on such holder's notes as more fully described under "-- Guarantee -- Partial Guarantee" below. A replacement note in the principal amount equal to the portion of the principal of the note that was not redeemed because PepsiCo's guarantee was a partial guarantee and because we defaulted in the payment of the redemption price on the redemption date would be issued in the name of the holder of the notes upon cancellation of the original note. Any such replacement notes would not be guaranteed by PepsiCo and would be solely our obligation.

     The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

     "Treasury rate" means, with respect to any redemption date for the notes:

     - the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable Treasury issue. If no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the comparable Treasury issue will be calculated, and the Treasury rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month; or

     - if the foregoing statistical release (or any successor statistical release) is not published during the week preceding the date of calculation of the redemption price or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable Treasury issue, calculated using a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price for such redemption date.

     The Treasury rate will be calculated on the third business day preceding the redemption date.

     "Comparable Treasury issue" means the United States Treasury security selected by one of the reference Treasury dealers appointed by the trustee after consultation with us as having a maturity
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

comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury price" means, with respect to the redemption date for the notes:

     - the average of four reference Treasury dealer quotations for the redemption date, after excluding the highest and lowest such reference Treasury dealer quotations; or

     - if the trustee obtains fewer than four such reference Treasury dealer quotations, the average of all such quotations.

     "Reference Treasury dealer" means Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and one other primary U.S. Government securities dealer in New York City (each of which we refer to as a primary Treasury dealer) appointed by the trustee in consultation with us; provided, however, that if any of the foregoing ceases to be a primary Treasury dealer, we will substitute therefor another primary Treasury dealer.

     "Reference Treasury dealer quotations" means, with respect to each reference Treasury dealer and the redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference Treasury dealer at 5:00 p.m. on the third business day preceding the redemption date.

EVENTS OF DEFAULT AND REMEDIES

     Events of Default in Respect of Us. The indenture provides that the occurrence of any of the following events with respect to us from the date of issuance of the notes constitutes an event of default under the indenture and the notes:

     - our failure to make any payment, when due, of principal of or premium, if any, on the notes;

     - our failure to make any payment, when due, of interest (including in the case of the old notes additional interest pursuant to the registration rights agreement) on the notes for 30 days;

     - our failure to observe or perform any of our other covenants or warranties under the indenture for the benefit of the holders of the notes that continues for 90 days after written notice is given to us;

     - certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG's restricted subsidiaries (including us); and

     - the acceleration of maturity of any debt of PBG or the debt of any of PBG's restricted subsidiaries (including us), other than the notes, having a then outstanding principal amount in excess of $50 million by any holder or holders thereof or any trustee or agent acting on behalf of such holder or holders, in accordance with the provisions of any contract evidencing such debt or the failure to pay at the stated maturity (and the expiration of any grace period) any debt of PBG or the debt of any of PBG's restricted subsidiaries (including us) having a then outstanding principal amount in excess of $50 million.

     Events of Default in Respect of PepsiCo. The indenture provides that the occurrence of any of the following events with respect to PepsiCo after the guarantee commencement date (in the event such date occurs) constitutes an event of default under the indenture and the notes:

     - PepsiCo's failure to observe or perform any of its covenants or warranties under the indenture for the benefit of the holders of the notes that continues for 90 days after written notice is given to PepsiCo;

     - certain events of bankruptcy, insolvency or reorganization with respect to PepsiCo; and

     - the guarantee of the notes ceasing to be in full force and effect or PepsiCo (or any successor guarantor) denying or disaffirming its obligations under the guarantee of the notes.

     A default under any indebtedness of PepsiCo other than the guarantee of the notes will not constitute an event of default under the indenture.

     If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG's restricted subsidiaries (including us)) occurs and is continuing, then either the trustee or the holders of a majority in aggregate principal amount of the outstanding notes may declare the principal of and interest on the outstanding notes to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to PBG or any of PBG's restricted subsidiaries (including us) occurs, the principal of and interest on all the notes as of the date of such event of default will become immediately due and payable without any declaration or other act on the part of the trustee or the holders of the notes. However, at any time before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, declarations of acceleration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding notes, with certain exceptions, as described below.

     The indenture requires the trustee to give to the holders of the notes notice of all uncured defaults known to the trustee within 90 days after the occurrence of such default (the term "default" used here includes the events of default summarized above, exclusive of any grace period or requirement that notice of default be given); provided, however, that except in the case of a default in the payment of principal of or interest or premium, if any, on the outstanding notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding notes.

     No holder of any notes may institute any action under the indenture unless and until:

     - such holder has given the trustee written notice of a continuing event of default;

     - the holders of a majority in aggregate principal amount of the outstanding notes have requested the trustee to institute proceedings in respect of such event of default;

     - such holder or holders has or have offered the trustee such reasonable indemnity as the trustee may require;

     - the trustee has failed to institute an action for 60 days thereafter; and

     - no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

     The holders of a majority in aggregate principal amount of the outstanding notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that if an event of default has occurred and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent person in the conduct of his or her own affairs. The indenture further provides that the trustee will not be required to expend or risk its own funds, or otherwise incur any financial liability in the performance of any of its duties under the indenture, if the trustee has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

     The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default with respect to the notes, except a default not already cured in the payment of any principal of or interest or premium, if any, on any notes, or in respect of a covenant or provision in the indenture that cannot be modified without the consent of the holder of each outstanding note. We refer you to "-- Modification of the Indenture" below.

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

     We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate signed by certain of our officers stating whether such officers have obtained knowledge of any event of default with respect to us. PepsiCo is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate signed by certain of its officers stating whether such officers have obtained knowledge of any event of default with respect to PepsiCo.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

  Limitation on Liens.

     Limitations on Liens Applicable to Us. The indenture provides that we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a mortgage, pledge or lien, which we refer to collectively as liens, on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or such restricted subsidiary secures or causes such restricted subsidiary to secure all the outstanding notes (and any of our or such restricted subsidiary's other debt, at our option or such restricted subsidiary's option, as the case may be, not subordinate to the notes), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

     These restrictions will not, however, apply to debt secured by:

     (1) any lien existing prior to the issuance of the old notes;

     (2) any lien on property of or shares of stock of (or other interests in) any entity existing at the time such entity becomes our restricted subsidiary;

     (3) any liens on property or shares of stock of (or other interests in) any entity existing at the time of acquisition of such shares (or other interests) or property (including acquisition through merger or consolidation);

     (4) any lien securing indebtedness incurred to finance all or any part of the purchase price of property or the cost of construction on such property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such lien and the indebtedness secured thereby are incurred within 365 days after the later of (a) acquisition of such property or the completion of construction (or addition, repair, alteration or improvement) thereon and (b) the commencement of full operation thereof;

     (5) any lien in favor of us or any of our restricted subsidiaries;

     (6) any liens in favor of, or required by contracts with, governmental entities; or

     (7) any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (6), provided that in the case of a lien permitted under clause (1), (2), (3), (4) or (5), the debt secured is not increased nor the lien extended to any additional assets.

     Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto, the aggregate amount of exempted debt does not exceed 15% of our consolidated net tangible assets.

     These restrictions on secured debt do not apply to PBG. The indenture does not restrict PBG from incurring secured debt (including debt secured by our membership interests), and upon such incurrence, PBG is not required to secure the notes equally and ratably with such secured debt.

     Limitation on Liens Applicable to PepsiCo. The indenture also provides that, from the guarantee commencement date (in the event such date occurs), PepsiCo will not, and will not permit any of its restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of its restricted subsidiaries unless PepsiCo or such restricted subsidiary secures or causes such restricted subsidiary to secure the guarantee of the notes (and any of its or such restricted subsidiary's other debt, at its option or such restricted subsidiary's option, as the case may be, not subordinate to the guarantee of the notes), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

     These restrictions will not, however, apply to debt secured by:

     (1) any lien existing prior to the guarantee commencement date;

     (2) any lien on property of or shares of stock of (or other interests in) any entity existing at the time such entity becomes PepsiCo's restricted subsidiary;

     (3) any liens on property or shares of stock of (or other interests in) any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 365 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such shares (or other interests);

     (4) any liens in favor of PepsiCo or any of its restricted subsidiaries;

     (5) any liens in favor of, or required by contracts with, governmental entities; or

     (6) any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (5).

     Notwithstanding the foregoing, PepsiCo or any of its restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of its restricted subsidiaries if, after giving effect thereto, the aggregate amount of such debt does not exceed 15% of PepsiCo's consolidated net tangible assets.

     The indenture does not restrict the transfer by PepsiCo of a principal property to an unrestricted subsidiary of PepsiCo or the ability of PepsiCo to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if PepsiCo were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would PepsiCo be required, upon such incurrence, to secure the guarantee of the notes equally and ratably with such secured debt.

     Definitions. The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

     "Consolidated net tangible assets" means, with respect to us or PepsiCo, the total amount of our assets and our subsidiaries' assets, or PepsiCo's assets and its subsidiaries' assets, as the case may be, minus:

     - all applicable depreciation, amortization and other valuation reserves;

     - the amount of assets resulting from write-ups of capital assets of us and our subsidiaries or of PepsiCo and its subsidiaries, as the case may be (except write-ups in connection with accounting for acquisitions in accordance with U.S. GAAP);

     - all current liabilities of ours and our subsidiaries (excluding any intercompany liabilities) or of PepsiCo and its subsidiaries (excluding any intercompany liabilities), as the case may be; and

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our and our subsidiaries', or PepsiCo's and its subsidiaries', as

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

       the case may be, latest quarterly or annual consolidated balance sheets prepared in accordance with U.S. GAAP.

     "Debt" means, with respect to us, any indebtedness of ours for borrowed money, capitalized lease obligations and purchase money obligations, or any guarantee of such debt, in any such case which would appear on our consolidated balance sheet as a liability.

     "Debt" means, with respect to PepsiCo, any indebtedness of PepsiCo for borrowed money.

     "Exempted debt" means, with respect to us, the sum, without duplication, of the following items outstanding as of the date exempted debt is being determined:

     - debt incurred after the date of the indenture and secured by liens created or assumed or permitted to exist on any principal property or on any shares of stock of any of our restricted subsidiaries, other than debt secured by liens described in clauses (1) through (7) under "Limitation on Liens -- Limitation on Liens Applicable to Us;" and

     - our and our restricted subsidiaries' attributable debt in respect of all sale and lease-back transactions with regard to any principal property, other than sale and lease-back transactions permitted under the second paragraph under "Limitation on Sale and Leaseback Transactions."

     "Principal property" means, with respect to us, any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our subsidiaries located in the 50 states of the United States of America, the District of Columbia or Puerto Rico other than a plant, warehouse, office building, or portion thereof which, in the opinion of our managing directors evidenced by a resolution, is not of material importance to the business conducted by us and our subsidiaries taken as an entirety.

     "Principal property" means, with respect to PepsiCo, any single manufacturing or processing plant, office building or warehouse owned or leased by PepsiCo or any of its restricted subsidiaries located in the 50 states of the United States of America, the District of Columbia or Puerto Rico other than a plant, warehouse, office building or portion thereof which, in the opinion of PepsiCo's board of directors evidenced by a resolution, is not of material importance to the business conducted by PepsiCo and its restricted subsidiaries taken as an entirety.

     "Restricted subsidiary" of us or PBG means any current or future subsidiary
(1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the 50 states of the United States of America, the District of Columbia or Puerto Rico and which is not a foreign corporation and (2) which owns or leases any principal property.

     "Restricted subsidiary" of PepsiCo means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of PepsiCo.

     "Subsidiary" of a specified person means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by the specified person or by one or more of its subsidiaries, or both.

     "Unrestricted subsidiary" of PepsiCo means any subsidiary of PepsiCo (not at the time designated as PepsiCo's restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause
(1), (3) substantially all of the property of which is located, or substantially all of the business of which is carried on, outside of the 50 states of the United States of America, the District of Columbia and Puerto Rico or (4) designated as an unrestricted subsidiary by PepsiCo's board of directors.

     Limitation on Sale and Lease-back Transactions. The indenture provides that we will not, and will not permit any of our restricted subsidiaries to, sell or transfer, directly or indirectly, except to us or any of our restricted subsidiaries, any principal property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of all or part of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued.

     These restrictions will not, however, apply and we or any of our restricted subsidiaries may sell a principal property and lease it back for a longer period:

     - if we or such restricted subsidiary would be entitled, pursuant to the covenant applicable to us or such restricted subsidiary, as the case may be, described under "-- Limitations on Liens -- Limitation on Liens Applicable to Us" above to create a lien on the property to be leased securing debt in an amount equal to the attributable debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding notes; or

     - if:

       (1) we promptly inform the trustee of such transactions;

       (2) the net proceeds of such transactions are at least equal to the fair value (as determined by a resolution of our managing directors) of such property; and

       (3) we cause an amount equal to the net proceeds of the sale to be applied

            (a) to the retirement (whether by redemption, cancellation after open-market purchases, or otherwise), within 365 days after receipt of such proceeds, of funded debt (which need not include the notes) having an outstanding principal amount equal to such net proceeds; or

            (b) to the purchase or acquisition (or in the case of property, the construction) of property or assets used in our or any of our restricted subsidiaries' businesses within 365 days after receipt of such proceeds.

     Notwithstanding the foregoing paragraph, we or any of our restricted subsidiaries may enter into sale and lease-back transactions in addition to those permitted by this limitation, and without any obligation to retire any outstanding funded debt or to purchase property or assets, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, the aggregate amount of exempted debt does not exceed 15% of our consolidated net tangible assets.

     These restrictions on sale and lease-back transactions do not apply to PBG or PepsiCo.

     As used in the above description, "attributable debt" for a lease means the aggregate of present values (discounted at a rate per annum equal to the interest rate borne by the notes and compounded semi-annually) of our or any of our restricted subsidiaries' obligations for net rental payments during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges. Attributable debt may be reduced by the present value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the leased property.

     "Funded debt" means all debt having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at our option, in respect thereof, beyond one year from its creation.

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

 Consolidation, Merger, Conveyance or Transfer.

     Consolidation, Merger, Conveyance or Transfer Applicable to Us. The indenture provides that we may consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company) that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia, and may permit any such entity to consolidate with or merge into us or convey, transfer or lease all or substantially all of its assets to us; provided that:

     - we will be the surviving entity or, if not, that the successor will expressly assume by a supplemental indenture the due and punctual payment of principal of and interest and premium, if any, on the notes and the performance of every covenant of the indenture to be performed or observed by us;

     - immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

     - we will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the indenture. In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as issuer on the notes with the same effect as if it had been named in the indenture as the issuer.

     Consolidation, Merger, Conveyance or Transfer Applicable to PepsiCo. The indenture provides that PepsiCo may consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

     - PepsiCo will be the surviving entity or, if not, that the successor will be an entity that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture the obligations of PepsiCo under the indenture and the guarantee and the performance of every covenant of the indenture to be performed or observed by PepsiCo;

     - immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

     - PepsiCo will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer or lease complies with the indenture. In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for PepsiCo as guarantor on the notes with the same effect as if it had been named in the indenture as guarantor.

     The above provision will cease to apply to PepsiCo if PepsiCo's guarantee does not become effective and the guarantee commencement date does not occur as described in the "Description of the Notes and the Guarantee -- Guarantee -- No Guarantee."

     Reports to Holders.  We and PepsiCo will comply with the provisions of
Section 314(a) and 314(c) of the Trust Indenture Act.

     We and PepsiCo have each agreed that so long as it is not subject to
Section 13 or 15(d) of the Exchange Act, upon the request of a holder of the old notes, it will promptly furnish or cause the trustee to furnish to such holder or to a prospective purchaser of a note designated by such holder, as the case may be, the information required to be delivered by it pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the old notes.

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SATISFACTION AND DISCHARGE; DEFEASANCE OF COVENANTS

     The indenture will be discharged with respect to the notes and will cease to be of further effect as to all notes when:

     - either:

      (1) all notes authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation; or

      (2) all notes not delivered to the trustee cancelled or for cancellation
          (a) have become due and payable, (b) will become due and payable within one year or (c) are to be called for redemption under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us;

      and in any of the cases described in (a), (b) or (c) above, we have deposited irrevocably with the trustee sufficient cash or U.S. governmental securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

     - we have paid or caused to be paid all sums payable by us with respect to the notes under the indenture;

     - no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to such notes on the date of such deposit;

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been complied with, and, in the case of the opinion of counsel, stating:

      (1) such deposit and defeasance will not cause the holders of such notes to recognize income, gain or loss for federal income tax purposes and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised; and

      (2) either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

     - such deposit and defeasance will not result in a material breach or violation of, or constitute a default under any material agreement or instrument to which we are a party.

     The indenture also provides that, at our option, we will be discharged from any and all obligations with respect to the notes on the 123rd day after our satisfaction of the conditions described below (except for certain obligations to replace any such notes that have been stolen, lost or mutilated, and to maintain paying agencies and hold moneys for payment in trust in respect of such notes) and PepsiCo will be discharged from any and all obligations with respect to its guarantee, which we refer to as legal defeasance, or we and PepsiCo need not comply with certain covenants of the indenture applicable to us or PepsiCo, as the case may be, with respect to the notes (including those described in "-- Certain Covenants" above), which we refer to as covenant defeasance, in each case:

     - if we have deposited irrevocably with the trustee sufficient cash or U.S. government securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

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     - no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to the notes on the date of such deposit;

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to legal or covenant defeasance, as the case may be, have been complied with, and, in the case of the opinion of counsel, stating that:

       (1) such deposit and defeasance will not cause the holders of such notes to recognize income, gain or loss for federal income tax purposes as a result of our exercise of such option and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised (and, in the case of legal defeasance only, such opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the indenture); and

       (2) either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

     - with respect to legal defeasance only, 123 days will have passed during which no event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us, PepsiCo or any of our restricted subsidiaries has occurred.

MODIFICATION OF THE INDENTURE

     In general, our rights and obligations and the rights of the holders of the notes under the indenture may be modified if the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification consent to it. However, the indenture provides that, unless each affected holder of the notes agrees, the amendment cannot:

     - make any adverse change to any payment term of the notes or the guarantee, such as changing the maturity date, reducing the principal amount or any amount of interest we or PepsiCo have to pay, changing the method of computing the interest, changing any place of payment, changing the currency in which we or PepsiCo have to make any payment of principal of or interest or premium, if any or impairing any right of a holder of the notes to bring suit for payment;

     - reduce the percentage of the principal amount of notes whose holders must consent to an amendment or waiver; or

     - make any change to the provisions of the indenture concerning modification contained in this paragraph or waivers of defaults or event of defaults by holders of the notes.

     We, PepsiCo and the trustee may amend the indenture without the consent of any of the holders of the notes to:

       (1) evidence the succession of another corporation to us or PepsiCo in accordance with the provisions of the indenture;

       (2) add to our or PepsiCo's covenants;

       (3) surrender any of our or PepsiCo's rights or powers;

       (4) cure any ambiguity or defect, correct or supplement any provision of the indenture which may be inconsistent with any other provisions of the indenture;

       (5) add any provisions expressly permitted by the Trust Indenture Act;

       (6) evidence and provide for the acceptance of a successor trustee;

       (7) add to the rights of the holders of the notes;
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       (8) establish additional events of default; or

       (9) provide for the issuance of the private exchange securities (as defined in the registration rights agreement);

provided that no modification may be made with respect to the matters described in clause (2), (3), (4), (7) or (8) above, if to do so would adversely affect the interests of the holders of any outstanding notes.

GUARANTEE

     Definitions. The following are definitions of some terms used in this description of PepsiCo's unconditional and irrevocable guarantee of the notes and the circumstances under which the guarantee may not become effective or may become effective as to less than all of the principal of and interest and premium, if any, on the outstanding notes. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

     "Guarantee commencement date" means, in the event PepsiCo's guarantee becomes effective, one business day prior to the 2004 notes payment date.

     "Partial guarantee percentage" means a fraction, the numerator of which is the aggregate principal amount of the notes outstanding on the 2004 notes payment date minus the principal amount of the 2004 notes that PepsiCo has determined in good faith that it is likely to have to pay on the 2004 notes payment date under the 2004 notes guarantee and that is specified in PepsiCo's notice given to us and the trustee by 5:00 p.m., New York City time, on the 2004 notes payment deposit date, and the denominator of which is the aggregate principal amount of the notes outstanding on the 2004 notes payment date.

     "2004 notes" means our outstanding $1.0 billion 5 3/8% senior notes due 2004 guaranteed by PepsiCo.

     "2004 notes guarantee" means PepsiCo's unconditional and irrevocable guarantee of the 2004 notes.

     "2004 notes payment date" means February 17, 2004 or, if earlier, the date scheduled for payment of (1) the redemption price of the 2004 notes (in the event of a redemption in whole) or (2) the principal of and interest and premium, if any, on the 2004 notes (in the event of acceleration).

     "2004 notes payment deposit date" means two business days prior to the 2004 notes payment date.

     "2004 notes trustee" means JPMorgan Chase Bank, in its capacity as the trustee under the indenture relating to the 2004 notes or its successor under that indenture.

     When we use the term "business day," we mean any day that is not a Saturday, Sunday or any other day that is not a legal holiday or on which banking institutions in New York City or Luxembourg are authorized or required by law, regulation or executive order to close.

     Full Guarantee.  In the event that:

     - we have deposited irrevocably with the 2004 notes trustee, prior to the 2004 notes payment deposit date, sufficient cash in immediately available funds to pay in full the principal of and interest and premium, if any, that will become due and payable on the 2004 notes on the 2004 notes payment date; or

     - (1) we have not deposited irrevocably with the 2004 notes trustee, prior to the 2004 notes payment deposit date, sufficient cash in immediately available funds to pay in full the principal of and interest and premium, if any, that will become due and payable on the 2004 notes on the 2004 notes payment date; and (2) PepsiCo has not delivered to us and the trustee a written notice by 5:00 p.m., New York City time, on the 2004 notes payment deposit date, stating that PepsiCo has determined in good faith that it is likely to have to pay some or all of the principal of the 2004 notes on the 2004 notes payment date under the 2004 notes guarantee; then beginning on the guarantee commencement date, PepsiCo will unconditionally and irrevocably guarantee, on a senior unsecured basis, the payment of principal of and interest and premium, if any, on the notes

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when due and payable, whether at maturity, by acceleration, redemption or otherwise (and in the case of any extension of time of payment or renewal of any notes under the indenture or the notes, the payment of the same when due and payable in accordance with the terms of such extension or renewal).

     Partial Guarantee.  In the event that:

     - we have not deposited irrevocably with the 2004 notes trustee prior to the 2004 notes payment deposit date, sufficient cash in immediately available funds to pay in full the principal of and interest and premium, if any, that will become due and payable on the 2004 notes on the 2004 notes payment date; and

     - PepsiCo has delivered to us and the trustee a written notice by 5:00 p.m., New York City time, on the 2004 notes payment deposit date, stating that PepsiCo has determined in good faith that it is likely to have to pay some but not all of the principal of the 2004 notes on the 2004 notes payment date under the 2004 notes guarantee; then beginning on the guarantee commencement date, PepsiCo will unconditionally and irrevocably guarantee, on a senior unsecured basis, the payment of the partial guarantee percentage of each of the principal of and interest and premium, if any, on the notes when due and payable, whether at maturity, by acceleration, redemption or otherwise (and in the case of any extension of time of payment or renewal of any notes under the indenture or the notes, the payment of such amount when due and payable in accordance with the terms of such extension or renewal).

     Payment upon Maturity, Redemption or Acceleration. If we default in the payment of principal of and interest and premium, if any, on the outstanding notes upon maturity, redemption, acceleration or otherwise, in each case, on or after the guarantee commencement date, then the amount of payment each holder of the notes is entitled to receive from PepsiCo under PepsiCo's guarantee will be the product of (1) the partial guarantee percentage and (2) the amount of principal of and interest and premium, if any, due and payable on such holder's notes.

     A replacement note in the principal amount equal to the portion of the principal of the note that was not paid or redeemed because PepsiCo's guarantee was a partial guarantee and because we defaulted in the payment of principal of and interest and premium, if any, on the note upon maturity, redemption, acceleration or otherwise will be issued in the name of the holder of the notes upon cancellation of the original note. Any such replacement notes would not be guaranteed by PepsiCo and would solely be our obligation.

     Interest Payment without Acceleration.  In the event that:

     - we fail to make an interest payment on any scheduled interest payment date occurring on or after the guarantee commencement date (in the event that such date occurs); but

     - holders of a majority in aggregate principal amount of the outstanding notes do not accelerate the principal of and interest on all the notes; then holders of the notes will have the benefit of PepsiCo's guarantee with respect to the payment of such interest payment. The amount of payment each holder of the notes will be entitled to receive from PepsiCo under PepsiCo's guarantee will be the product of (1) the partial guarantee percentage and (2) the amount of such interest payment. PepsiCo will continue unconditionally and irrevocably to guarantee, on a senior unsecured basis, the payment of the partial guarantee percentage of each of the principal of and remaining interest (excluding the portion of the interest payment that we failed to make and that was not paid by PepsiCo under PepsiCo's guarantee) and premium, if any, on the notes when due and payable, whether at maturity, by acceleration, redemption or otherwise (and in the case of any extension of time of payment or renewal of any notes under the indenture or the notes, the payment of such amount when due in accordance with the terms of such extension or renewal).

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

     No Guarantee. PEPSICO'S OBLIGATIONS UNDER THE GUARANTEE WILL ONLY BECOME EFFECTIVE IF AND WHEN A GUARANTEE COMMENCEMENT DATE OCCURS. ACCORDINGLY, IN THE EVENT THAT:

     - prior to any scheduled guarantee commencement date, we fail to pay principal of, interest (including any additional interest pursuant to the registration rights agreement) or premium, if any, on the notes or any of our other monetary obligations under the indenture or the notes whether upon acceleration, redemption or otherwise;

     - prior to any scheduled guarantee commencement date, any other event of default with respect to the indenture and the notes occurs or any default or other event which, with the giving of notice or passage of time, would constitute an event of default with respect to the indenture or the notes occurs; or

     - (1) we have not deposited irrevocably with the 2004 notes trustee, prior to the 2004 notes payment deposit date, sufficient cash in immediately available funds to pay in full the principal of and interest and premium, if any, that will become due and payable on the 2004 notes on the 2004 notes payment date; and (2) PepsiCo has delivered to us and the trustee a written notice by 5:00 p.m., New York City time, on the 2004 notes payment deposit date, stating that PepsiCo has determined in good faith that it is likely to have to pay the full principal of the 2004 notes on the 2004 notes payment date under the 2004 notes guarantee; then

PEPSICO'S GUARANTEE WILL NOT BECOME EFFECTIVE, AND NO GUARANTEE COMMENCEMENT DATE WILL OCCUR. Accordingly, the holders of the notes or the trustee will not have the benefit of PepsiCo's guarantee or have any rights against PepsiCo under the indenture, the notes or the guarantee. Instead, holders of the notes or the trustee will only be able to exercise any of their respective rights under the indenture and the notes against us.

     For illustrative purposes, we are providing you with the following six hypothetical examples.

     EXAMPLE 1 (FULL GUARANTEE): On February 12, 2004, we deposit with the 2004 notes trustee sufficient cash in immediately available funds to pay in full the principal of and interest and premium, if any, that will become due and payable on the 2004 notes on February 17, 2004, the scheduled maturity date of the 2004 notes. PepsiCo's guarantee of the notes becomes effective in full on February 16, 2004. We elect to redeem all of the outstanding notes and provide a notice of such redemption to the holders of the notes on January 30, 2004. The redemption date is scheduled for March 15, 2004. We fail to make the redemption payment on March 15, 2004. Since the redemption date and the redemption payment default occur after the guarantee commencement date, holders of the notes would have the benefit of PepsiCo's full guarantee with respect to the redemption price.

     EXAMPLE 2 (FULL GUARANTEE): We fail to deposit with the 2004 notes trustee prior to February 13, 2004 sufficient cash in immediately available funds to pay in full the principal of and interest and premium, if any, that will become due and payable on the 2004 notes on February 17, 2004. PepsiCo does not provide us and the trustee with a written notice prior to 5:00 p.m., New York City time, on February 13, 2004, setting forth the amount that PepsiCo had determined in good faith that it is likely to have to pay on the 2004 notes on February 17, 2004 under the 2004 notes guarantee. PepsiCo's guarantee of the notes becomes effective in full on February 16, 2004. We fail to make the principal and interest payment on the 2004 notes on February 17, 2004, which triggers an event of default under the notes. Holders of a majority in aggregate principal amount of the outstanding notes accelerate the payment of the principal of and interest on the notes to March 1, 2004. We fail to make the accelerated payment of principal of and interest on the notes on March 1, 2004. Since the accelerated payment default occurs after the guarantee commencement date, holders of the notes would have the benefit of PepsiCo's full guarantee with respect to the accelerated payment of the principal of and interest on the notes.

     EXAMPLE 3 (PARTIAL GUARANTEE): We fail to deposit with the 2004 notes trustee prior to February 13, 2004 sufficient cash in immediately available funds to pay in full the principal of and interest and premium, if any, that will become due and payable on the 2004 notes on February 17, 2004. PepsiCo provides us and the trustee with a written notice on February 13, 2004, stating that PepsiCo has
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determined in good faith that it is likely to have to pay on February 17, 2004
$700 million of the principal amount of the 2004 notes then outstanding (assumed to be $1.0 billion for the purposes of this Example 3) under the 2004 notes guarantee. PepsiCo's guarantee of the notes becomes effective on February 16, but only to the extent of the partial guarantee percentage (which is 30% for the purpose of this Example 3) of each of the principal of and interest and premium, if any, on the notes.

     - Thereafter, we fail to make the payment of principal of and interest on the notes on the maturity date. For purposes of this Example 3, it is assumed that an aggregate of $1.0 billion of principal of and an aggregate of $25 million of interest on the notes are due and payable on the maturity date. Since our payment default occurs after the guarantee commencement date, holders of the notes would have the benefit of PepsiCo's partial guarantee, but only to the extent of $307,500,000 (which amount is the partial guarantee percentage, or 30%, of $1,025,000,000, the aggregate amount of principal of and interest on the notes due and payable on the maturity date). The amount of payment each holder of the notes holding $1,000,000 in principal amount of the notes would be entitled to receive from PepsiCo under PepsiCo's partial guarantee would be $307,500 (which amount is the partial guarantee percentage, or 30%, of $1,025,000, the aggregate amount of principal of and interest on such holder's notes due and payable on the maturity date).

     - We fail to make our $25 million semi-annual interest payment that became due and payable on November 15, 2004 (assuming for the purposes of this Example 3 an interest rate of 5.0% per annum), but the holders of a majority in aggregate principal amount of the outstanding notes do not accelerate the principal of and interest and premium, if any, on the notes. Holders of the notes would have the benefit of PepsiCo's partial guarantee with respect to the payment of such interest.

       (1) A hypothetical holder of $1,000,000 of principal amount of the notes would be entitled, under PepsiCo's partial guarantee, to receive from PepsiCo $7,500 (which amount is the partial guarantee percentage, or 30%, of $25,000, the interest due and payable on such holder's notes on November 15, 2004).

       (2) Each holder of the notes would continue to have the benefit of PepsiCo's partial guarantee of the partial guarantee percentage of the principal of and interest and premium, if any, on such holder's notes (other than $17,500, which amount is the interest amount that we failed to make and that was not paid by PepsiCo under PepsiCo's guarantee, as described in the preceding paragraph (1)).

     EXAMPLE 4 (NO GUARANTEE): We fail to make our interest payment on the notes that became due on November 15, 2003, and the holders of a majority in aggregate principal amount of the outstanding notes accelerate the principal of and interest on all the notes to February 25, 2004. Since our interest payment default occurs prior to the scheduled guarantee commencement date (which is assumed to be February 16, 2004 for the purpose of this example 4), although the entire principal of and interest on the notes becomes due and payable after the scheduled guarantee commencement date, PepsiCo's guarantee of the notes would not become effective, and no guarantee commencement date would occur. Holders of the notes would not have the benefit of PepsiCo's guarantee or have any rights under the indenture, the notes or the guarantee against PepsiCo. Instead, holders of the notes would only be able to exercise their rights under the indenture and the notes against us.

     EXAMPLE 5 (NO GUARANTEE): We file for bankruptcy proceedings on February 1, 2004. Since an event of default under the indenture and the notes occurs prior to the scheduled guarantee commencement date (which is assumed to be February 16, 2004 for the purpose of this Example 5), PepsiCo's guarantee of the notes would not become effective, and no guarantee commencement date would occur. Neither holders of the notes nor a bankruptcy trustee would have the benefit of PepsiCo's guarantee or have any rights under the indenture, the notes or the guarantee against PepsiCo, despite the continuation of the bankruptcy proceedings on and after the scheduled guarantee commencement date.

     EXAMPLE 6 (NO GUARANTEE): We fail to deposit with the 2004 notes trustee prior to February 13, 2004 sufficient cash in immediately available funds to pay in full the principal of and interest and

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premium, if any, that will become due and payable on the 2004 notes on February
17, 2004. PepsiCo provides us and the trustee with a written notice on February 13, 2004, stating that PepsiCo has made a good faith determination that it is likely to have to pay the full principal of the 2004 notes on February 17, 2004 under the 2004 notes guarantee. We fail to make the payment of principal of and interest on the 2004 notes on February 17, 2004, which triggers an event of default. As a result, holders of a majority in aggregate principal amount of the outstanding notes accelerate the principal of and interest on all the notes on March 1, 2004. Since PepsiCo's guarantee of the notes would not become effective and no guarantee commencement date would occur, holders of the notes would not have the benefit of PepsiCo's guarantee or have any rights under the indenture, the notes or the guarantee against PepsiCo. Instead, holders of the notes would only be able to exercise their rights under the indenture and the notes against us.

     On and after the guarantee commencement date (if such date occurs), the guarantee will rank on an equal basis with all of PepsiCo's other existing and future senior unsecured obligations and senior to all of PepsiCo's existing and future subordinated indebtedness. As of March 22, 2003, PepsiCo had approximately $2.4 billion of indebtedness and had certain guarantees and commercial commitments in the ordinary course of business. As discussed in PepsiCo's Annual Report on Form 10-K for the year ended December 28, 2002, the most significant of these guarantees or commitments is PepsiCo's unconditional guarantee of $2.3 billion of our long-term debt. Except for the limitation on secured indebtedness (including secured guarantees) by PepsiCo and its restricted subsidiaries described in "-- Certain Covenants" above, there are no covenants in the indenture limiting or restricting PepsiCo or its subsidiaries from incurring or issuing additional indebtedness (including guarantees).

     PepsiCo will give notice to the holders of the notes and the trustee as to whether the guarantee commencement date has occurred, and if such date has occurred, whether the guarantee is full or partial, and if partial, the partial guarantee percentage, in accordance with the provisions of the indenture.

CONCERNING THE TRUSTEE

     JPMorgan Chase Bank, the trustee under the indenture, is also the trustee under other indentures under which unsecured debt of ours and of our subsidiaries and of PepsiCo and of its subsidiaries is outstanding (including the 2004 notes), has from time to time made loans to us and our subsidiaries or to PepsiCo and its subsidiaries and has performed other services for us and our subsidiaries and for PepsiCo and its subsidiaries in the normal course of its business, including investment banking, commercial banking and other financial services, for which it has received and will receive compensation. JPMorgan Chase Bank is also acting as exchange agent in connection with the exchange offer.

NOTICES

     Notices to holders of the notes will be made by first class mail, postage prepaid, to the registered holders. So long as the old notes or the new notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

GOVERNING LAW

     The indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY DELIVERY AND FORM

     The old notes were offered and sold within the United States to qualified institutional buyers in reliance on Rule 144A or in offshore transactions in reliance on Regulation S. The old notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

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     Restricted global notes representing the old notes were deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC. Restricted global notes issued in reliance on Rule 144A, which we refer to as the Rule 144A global notes (and any notes issued in exchange therefor), and the restricted global notes issued in reliance on Regulation S, which we refer to as the Regulation S global notes (and any notes issued in exchange therefor), including beneficial interests in these restricted global notes, bear a legend regarding certain restrictions on transfer set forth therein and in the indenture. The new notes will be issued in fully registered form without interest coupons and will be represented by one or more permanent global notes in definitive fully registered form without interest coupons, which we refer to as a global exchange note, and will be deposited with the trustee as custodian for DTC and registered in the name of DTC or its nominee.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. We refer you to "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     We have been advised by DTC, Clearstream, Luxembourg and Euroclear, respectively, as follows:

     - As to DTC: DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities deposited with it by its participants and to facilitate clearance and the settlement of securities transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

       According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     - As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

       Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a United Kingdom corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers of the notes. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

       The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

       The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

      - transfers of securities and cash within Euroclear;

      - withdrawal of securities and cash from Euroclear; and

      - receipt of payments with respect to securities in Euroclear.

       All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

       Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

     - As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, societe anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

      Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

      As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and include the initial purchasers of the notes. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

      Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

     Investors in the global notes that are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in this system. All interests in a global note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to these persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge interests to persons that do not participate in the DTC system, or otherwise take actions in respect of these interests, may be affected by the lack of a physical certificate evidencing these interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, PepsiCo and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of us, PepsiCo, the trustee or any of our or their respective agents has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of the beneficial ownership interests in the global notes;

     - maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

     - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on the payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, us or PepsiCo. None of us, PepsiCo or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we, PepsiCo and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between Euroclear participants and Clearstream, Luxembourg customers will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the participants in DTC, on the one hand, and Euroclear participants or Clearstream, Luxembourg customers, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective U.S. depositary; however, these cross-market transactions will require delivery of instructions to

Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within its established deadlines (based on European time). Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg customers may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream, Luxembourg customers on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of notes by or through a Euroclear participant or a Clearstream, Luxembourg customer to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

     DTC has advised us and PepsiCo that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which the participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute these notes to its participants.

     Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A global notes, the Regulation S global notes and the global exchange notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and may discontinue those procedures at any time. None of we, PepsiCo or the trustee nor any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We, PepsiCo or the trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC, Euroclear or Clearstream, Luxembourg, for all purposes.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for definitive notes in registered certificated form, which we refer to as certificated notes, if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary or DTC has ceased to be a clearing agency registered under the Exchange Act;

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

     - there has occurred and is continuing an event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and, in the case of old notes, will bear the applicable restrictive legend set forth in the indenture, unless that legend is not required by applicable law.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following discussion is a summary of the material United States federal income and estate tax consequences resulting from the exchange of old notes for new notes by a holder and the ownership and disposition of the new notes by a Non-U.S. Holder (as defined below). This discussion only applies to a holder of a new note who acquired an old note in the initial offering at the note's issue price and who receives the new note in the exchange offer. The information provided below is based on laws, regulations, rulings and decisions now in effect. These authorities may change, possibly with retroactive effect, or the Internal Revenue Service might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes could differ from those described below.

     The summary generally applies only to holders that hold the notes as "capital assets" (generally, for investment). The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     - banks or other financial institutions;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - brokers/dealers in securities or currencies;

     - persons that hold the notes as a hedge or hedged against currency risk or as part of an integrated investment, including a "straddle" or "conversion transaction," comprised of a note or one or more other positions; or

     - persons subject to the alternative minimum tax.

     Finally, the summary does not describe the effect of the federal gift tax laws or the effects of any applicable foreign, state or local laws.

     THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR. THIS SUMMARY DOES NOT PROVIDE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX CONSIDERATIONS. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS AND TAX TREATIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

     For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, an individual who is classified as a nonresident for U.S. federal income tax purposes, a foreign corporation, or a nonresident alien fiduciary of a foreign estate or trust.

     If a partnership or other entity treated as a pass-through for United States federal income tax purposes owns notes, the tax treatment of an owner of such entity will depend upon the status of the partner or the owner of such entity and the activities of the entity. If a holder of notes is a partner in a partnership or an owner of another entity that is treated as a pass-through for United States federal income tax purposes, such holder is urged to consult its tax advisors.

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

TAX CONSEQUENCES OF EXCHANGE OF OLD NOTES FOR NEW NOTES

     A holder of old notes will not recognize any taxable gain or loss on the exchange of the old notes for the new notes pursuant to the exchange offer, and the holder will have the same adjusted tax basis and holding period in the new notes as such holder had in the old notes immediately before the exchange.

TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE OWNERSHIP AND DISPOSITION OF NEW
NOTES

     The following is a general summary of the other material United States federal income tax considerations that may be relevant to a beneficial owner of new notes that is a Non-U.S. Holder:

     - No United States federal income or withholding tax will apply to a payment of interest on a new note to a Non-U.S. Holder, provided (i) the holder does not actually or constructively own 10% or more of the total membership interests of Bottling LLC and is not a controlled foreign corporation related, directly or indirectly, to Bottling LLC through equity ownership, (ii) the interest is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (iii) the beneficial owner certifies on IRS Form W-8BEN under penalties of perjury that it is a Non-U.S. Holder in compliance with applicable requirements.

     - A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of a new note, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, or (ii) in the case of an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more in the taxable year of the sale, retirement or other disposition and certain other conditions are met.

     - If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, generally will be taxable under the same rules that govern the taxation of a United States person receiving or accruing interest on a note or realizing or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note, except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax. Special rules might also apply to a Non-U.S. Holder that is a qualified resident of a country with which the United States has an income tax treaty.

     Federal Estate Taxes. If interest on a new note is exempt from withholding of U.S. federal income tax under the rules described above, the new note held by an individual who at the time of death is a Non-U.S. Holder generally will not be subject to United States federal estate tax upon such individual's death.

     Information Reporting and Backup Withholding. In general, payments of interest and the proceeds of the sale, exchange, redemption, retirement or other disposition of the new notes payable by a United States paying agent or other United States intermediary to a Non-U.S. Holder will be subject to information reporting. In addition, backup withholding (up to a rate of 31%) will generally apply to these payments to a Non-U.S. Holder if the holder fails to provide the certification on IRS Form W-8BEN (or IRS Form W-8ECI, if applicable) or otherwise does not provide evidence of exempt status. Any amount paid as backup withholding will be creditable against the holder's United States federal income tax liability provided that the required information is timely furnished to the IRS. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     As discussed under the section entitled "The Exchange Offer," based on an interpretation of the staff of the SEC, new notes issued in the exchange offer may be offered for resale and resold or otherwise transferred by any holder of such new notes (other than any such holder which is an "affiliate" of ours or PepsiCo's within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders that are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such new notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes.

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker in connection with resales of new notes received in exchange for old notes only where those old notes were acquired as a result of market-making activities or other trading activities. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. We and PepsiCo have agreed that, for a period of 180 days after the expiration date of this exchange offer, Bottling LLC will make this prospectus available to any broker-dealer for use in connection with any such resale.

     Neither we nor PepsiCo will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time through:

     - one or more transactions in the over-the-counter market;

     - in negotiated transactions;

     - the writing of options on the new notes; or

     - a combination of such methods of resale.

     Such broker-dealer may sell at:

     - market prices prevailing at the time of resale;

     - prices related to such prevailing market prices; or

     - negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the notes but not including certain transfer taxes) other than commissions or concessions of any broker-dealers and we and PepsiCo have each agreed to indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the new notes will be passed upon for us by Proskauer Rose LLP, New York, New York. Certain matters with respect to the validity of the guarantee will be passed upon for PepsiCo by Davis Polk & Wardwell, New York, New York and certain matters relating to North Carolina law will be passed upon for PepsiCo by Womble Carlyle Sandridge & Rice, PLLC, Durham, North Carolina.

                            INDEPENDENT ACCOUNTANTS

     Our consolidated financial statements and schedule as of December 28, 2002, and December 29, 2001 and for each of the years in the three fiscal year period ended December 28, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 28, 2002, financial statements refers to the adoption of FASB 142, "Goodwill and Other Intangible Assets," as of December 30, 2001.

     With respect to our unaudited interim financial information for the period ended March 23, 2002 and March 22, 2003 incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our quarterly report on Form 10-Q for the quarter ended March 22, 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     PepsiCo's consolidated financial statements as of December 28, 2002 and December 29, 2001, and for each of the years in the three-year period ended December 28, 2002, as reflected in PepsiCo's 2002 Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 28, 2002, financial statements refers to the adoption of FASB 142, "Goodwill and Other Intangible Assets," as of December 30, 2001.

     With respect to PepsiCo's unaudited interim financial information for the periods ended March 23, 2002 and March 22, 2003 incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in PepsiCo's quarterly report on Form 10-Q for the quarter ended March 22, 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The information incorporated by reference in this prospectus as described below is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or by a document subsequently filed with the SEC.

     This prospectus incorporates by reference the documents listed below that we or PepsiCo have previously filed with the SEC. They contain important information about us and PepsiCo and our and PepsiCo's respective financial condition.

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
BOTTLING LLC SEC FILINGS                                    PERIOD
------------------------                                    ------
Annual Report on Form 10-K...............  Year ended December 28, 2002, as filed on
                                           March 28, 2003
Annual Report on Form 10-K/A.............  Year ended December 28, 2002, as filed on
                                           May 23, 2003
Quarterly Report on Form 10-Q............  Quarterly period ended March 22, 2003, as filed on May 6, 2003
Quarterly Report on Form 10-Q/A..........  Quarterly period ended March 22, 2003, as filed on May 23, 2003

PEPSICO SEC FILINGS                                         PERIOD
-------------------                                         ------
Annual Report on Form 10-K...............  Year ended December 28, 2002, as filed on
                                           March 7, 2003
Annual Report on Form 10-K/A.............  Year ended December 28, 2002, as filed on
                                           May 29, 2003
Quarterly Report on Form 10-Q............  Quarterly period ended March 22, 2003, as filed on April 25, 2003
Quarterly Report on Form 10-Q/A..........  Quarterly period ended March 22, 2003, as filed on May 29, 2003
Current Reports on Form 8-K or 8-K/A.....  Filed on:
                                           - January 30, 2003
                                           - February 6, 2003
                                           - March 4, 2003

     We and PepsiCo each also incorporate by reference additional documents that we or PepsiCo, as the case may be, may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of this exchange offer. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statement contained in a previously filed document incorporated by reference into this document is deemed to be modified or superseded for purpose of this document to the extent that a statement contained in this document (or in a subsequently filed document that also is incorporated by reference herein) modifies or supersedes that statement.

     We have supplied all information contained or incorporated by reference in this prospectus relating to us, and PepsiCo has supplied all information contained or incorporated by reference in this prospectus relating to PepsiCo.

     You can obtain any of the documents incorporated by reference in this document through us or PepsiCo, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us or PepsiCo, as the case may be, without charge, excluding any exhibits to those documents, at the following addresses:

Bottling Group, LLC              PepsiCo, Inc.
One Pepsi Way                    700 Anderson Hill Road
Somers, New York 10589           Purchase, New York 10577
Attention: Shareholder           Attention: Shareholder Relations
Relations                        Telephone: (914) 253-3055
Telephone: (914) 767-7216
Internet address:
Shareholder.Relations@Pepsi.com

                              GENERAL INFORMATION

     We and PepsiCo have engaged The Bank of New York (Luxembourg) S.A. as the Luxembourg listing agent in connection with the exchange offer. In Luxembourg, you should contact the Luxembourg listing agent for services in connection with the exchange offer, including to obtain copies of this prospectus and the letter of transmittal or answers to questions about the terms and procedures of the exchange offer, or to have a letter of transmittal submitted on your behalf. The address and telephone number of the Luxembourg listing agent are as follows: The Bank of New York (Luxembourg) S.A.,

Aerogolf Centre, 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg, Telephone:
352-263-4771, Facsimile: 352-2634-0571.

     The old notes are listed, and application has been made to list the new notes, on the Luxembourg Stock Exchange. In connection with the listing application, our Articles of Formation and Amended and Restated Limited Liability Company Agreement, PepsiCo's Restated Articles of Incorporation and a legal notice relating to the issuance of the new notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request, for as long as the notes are listed on the Luxembourg Stock Exchange. You may request copies of these documents, together with this prospectus, the purchase agreement, the registration rights agreement, the indenture and our and PepsiCo's respective annual, quarterly and current reports, as well as all other documents incorporated by reference in this prospectus, including all such future reports, so long as any of the notes are outstanding, by following the directions under "Where You Can Find More Information." These documents will also be made available, free of charge, for as long as the notes are listed on the Luxembourg Stock Exchange, at the main office of our and PepsiCo's Luxembourg listing agent set forth above. Our and PepsiCo's Luxembourg listing agent will act as intermediary between the Luxembourg Stock Exchange and us, PepsiCo and the holders of the notes.

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes. We are not aware that any such litigation, arbitration or administrative proceedings are pending or threatened.

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, neither PepsiCo nor any of its subsidiaries is involved in litigation, arbitration or administrative proceedings related to claims or amounts that are material in the context of the issue of the guarantee. PepsiCo is not aware that any such litigation, arbitration or administrative proceedings are pending or threatened.

     We have obtained all material consents, approvals and authorizations in connection with the issuance of the notes. Resolutions relating to the issuance and sale of the notes were adopted by our Managing Directors on September 5, 2002.

     PepsiCo has obtained all material consents, approvals and authorizations in connection with the issuance of the guarantee. Resolutions relating to the issuance of the guarantee were adopted by PepsiCo's Board of Directors on July 18, 2002 and November 13, 2002.

     We accept the responsibility for the information contained in this prospectus other than information about PepsiCo.

     PepsiCo accepts the responsibility for the information with respect to PepsiCo contained in this prospectus.

     The notes, the related guarantee, the indenture, the registration rights agreement and the purchase agreement are governed by and will be construed in accordance with the laws of the State of New York.

     The notes have been accepted for clearance through Clearstream, Luxembourg and Euroclear. Relevant trading information is as follows:

                                                   INTERNATIONAL SECURITY
                                  COMMON CODE   IDENTIFICATION NUMBER (ISIN)      CUSIP
                                  -----------   ----------------------------   -----------
4 5/8% Series B Senior Notes due
  November 15, 2012                 016041793           US10138MAB19           10138M AB 1

     According to Chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange the notes shall be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange shall be cancelled.

     We and PepsiCo only publish consolidated financial statements.

     Our and PepsiCo's respective independent accountants are KPMG LLP.